                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        York International Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        York International Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

  Notice of                    [LOGO OF YORK
                                APPEARS HERE] YORK(R)INTERNATIONAL
  1999                         -------------------------------------------------
                                          CORPORATION
  Annual

  Meeting


  Proxy

  Statement                    TO THE STOCKHOLDERS:

                                     You are cordially invited to attend the
  Annual                       1999 Annual Meeting of Stockholders of York
                               International Corporation (the "Company").  It
  Financial                    will be held at the Yorktowne Hotel, York,
                               Pennsylvania on Thursday, May 13, 1999 at
  Statements                   1:30 p.m., EDT, to consider and act on the
                               following matters:
  and

  Review of

  Operations


1. Election of a Board of Directors to hold office for one year.

2. Amendment of the Company's Employee Stock Purchase Plan.

3. Amendment of the Company's 1996 Incentive Compensation Plan.

4. Ratification of the appointment of KPMG LLP as independent accountants.

5. The transaction of any other business properly brought before the meeting.

Stockholders of record at the close of business on March 24, 1999 will be entitled to notice of and to vote at the meeting.

If you cannot attend the meeting, please take the time to promptly sign, date and mail the enclosed proxy in the envelope we have provided. A majority of the outstanding shares of Common Stock must be represented at the meeting in order to transact business and, regardless of the number of shares you own, your proxy is important in fulfilling this requirement. The prompt return of your proxy will save the expense involved in further communications. If you choose to attend the meeting, you may vote in person, even if you have previously sent us your proxy.

By Order of the Board of Directors


JANE G. DAVIS
Vice President, Secretary and
General Counsel


March 25, 1999

                                 PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation by York International Corporation (the "Company") of proxies to be voted at the 1999 Annual Meeting of Stockholders to be held on May 13, 1999 at 1:30 p.m., EDT, at the Yorktowne Hotel, York, Pennsylvania, and at any adjournment or postponement thereof. The expense of preparing, printing and mailing this proxy statement and the proxy materials will be borne by the Company. The Company has engaged Chase Mellon Shareholder Services, L.L.C. to assist in the solicitation of proxies from stockholders for a fee of up to $5,000 plus reimbursement of its out-of-pocket expenses. In addition to solicitations by mail, regular employees of the Company, without additional compensation, as well as employees of Chase Mellon Shareholder Services, L.L.C., may solicit proxies in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees, and fiduciaries for the costs of sending this proxy statement and the proxy materials to their principals.

      Any proxy may be revoked by a stockholder at any time prior to its use by
(i) executing another proxy at a later date, (ii) delivering a written notice to any of the persons named in the proxy, or (iii) voting in person at the 1999 Annual Meeting.

      Holders of record of outstanding common stock of the Company, $.005 par value per share ("Common Stock"), at the close of business on March 24, 1999 (the "Record Date") are entitled to notice of and to vote at the 1999 Annual Meeting. Each share of Common Stock is entitled to one vote. There is no provision for cumulative voting. Shares represented by any proxy properly executed and received by the Company will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors. See "Vote Required to Approve Matters" for a description of quorum and voting requirements and the effect of abstentions and "broker non-votes" on such requirements. On March 24, 1999, the Company had 39,864,887 shares of Common Stock outstanding and entitled to vote at the meeting (42,736,126 shares if adjusted to include all stock options exercisable within sixty days after March 24, 1999).

      The principal executive offices of the Company are located at 631 South Richland Avenue, York, Pennsylvania 17403. The approximate date on which this proxy statement and enclosed form of proxy will be mailed to stockholders is April 2, 1999.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

      The Board of Directors has fixed the number of Directors to be elected at nine. All Directors now in office are standing for re-election. Proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named.

      The Board of Directors recommends a vote FOR each of the nominees.

      Unless contrary instructions are given in a proxy, the persons named as proxy voters will vote in favor of the nominees listed below to serve for the coming year and until their successors are elected and qualified.

      The Company has no reason to believe that any nominee will be unable to serve as a Director. However, if any nominee should become unable to serve, the shares represented by a proxy will be voted for a substitute nominee designated by the Board of Directors. In nominating candidates for the Board of Directors, the Directors take into account certain considerations. The first is that the Board of Directors should be composed of a majority of independent Directors. The second is that nominees should bring to the Board experience in a field relevant to the Company's operations, such as manufacturing, marketing, technology or finance. The third is that candidates of different ages, races and genders should be considered in order to provide the Company with the benefits of diversity. Should a Board vacancy occur, the Board will take every reasonable step to ensure that candidates meeting the above criteria are in the pool from which nominees are chosen.

     Name and Age                             Other Positions with the Company                Director
     on Record Date                           or Nominee's Principal Occupation                 Since
     --------------                           ---------------------------------                 -----
Robert N. Pokelwaldt (62). . . . . . . . . .Chairman of the Board of Directors                  1991
                                            and Chief Executive Officer

Malcolm W. Gambill (68). . . . . . . . . . .Retired Chairman of the Board and Chief             1993
                                            Executive Officer of Harsco Corporation

Robert F. B. Logan (66). . . . . . . . . . .Retired Chairman of the Board and Chief             1988
                                            Executive Officer of Banc One Arizona
                                            Corporation and Senior Executive of
                                            Banc One Corporation's Western
                                            Region

Gerald C. McDonough (70). . . . . . . . . . Private Business Consultant                         1988

Donald M. Roberts (63). . . . . . . . . . . Retired Vice Chairman and Treasurer of              1988
                                            United States Trust Company of New York
                                            and U.S. Trust Corporation

John R. Tucker (51). . . . . . . . . . . . .President and Chief Operating Officer               1998


James A. Urry (45). . . . . . . . . . . . . Vice President of Citicorp Venture                  1992
                                            Capital Ltd.

John E. Welsh, III (48). . . . . . . . . . .Vice Chairman of Skytel                             1990
                                            Communications, Inc.

Walter B. Wriston (79). . . . . . . . . . . Private Business Consultant                         1992

      Mr. Pokelwaldt has been Chairman of the Board of Directors since January 1993 and Chief Executive Officer and a Director of the Company since June 1991. Prior thereto he was President and Chief Operating Officer from January 1990 to June 1991, Vice President of the Company and President of Applied Systems Worldwide from September 1988 to January 1990 and Chairman and Chief Executive Officer of Frick Company from June 1983 to September 1988. Mr. Pokelwaldt is a Director of Mohawk Industries, Inc., A.O. Smith Corporation, and Carpenter Technology Corporation.

     Mr. Gambill was Chairman of the Board of Harsco Corporation from 1991 until he retired in 1994. Mr. Gambill was Harsco's Chief Executive Officer from 1987 to 1993 and its President from 1987 to 1991.

     Mr. Logan was Chairman of the Board and Chief Executive Officer of Banc One Arizona Corporation and Bank One Arizona, N.A. and Senior Executive of Banc One Corporation's Western Region from April 1995 until his retirement on March 31, 1996. From April 1993 until April 1995, Mr. Logan was a private business consultant. Prior thereto he was with Valley National Bank, as President and Chief Operating Officer from January 1990 until April 1993 and as Senior Executive Vice President from May 1989 to January 1990. Mr. Logan was President and Chief Operating Officer of Alexander Hamilton Life Insurance Company of North America from October 1988 to April 1989, an independent financial advisor from October 1986 to October 1988, and Group Chief Executive and Deputy Chairman of Samuel Montagu & Co. (Holdings) Limited from March 1985 to July 1986.

     Mr. McDonough has been a private business consultant since 1988. Prior thereto he was Chairman and Chief Executive Officer of Leaseway Holdings, Inc. from 1987 to July 1988 and Chairman and Chief Executive Officer of Leaseway Transportation Corp. from 1982 to 1987. Mr. McDonough is a Director of Commercial Intertech Corporation, Associated Estates Realty Corporation, and CUNO, Inc. and is a Trustee of The Fidelity Funds.

     Mr. Roberts was Vice Chairman and Treasurer of the United States Trust Company of New York and its parent, U.S. Trust Corporation, from February 1990 until his retirement in September 1995. Prior thereto Mr. Roberts was Executive Vice President and Treasurer of both companies from January 1989 to February 1990 and Executive Vice President of both companies from November 1979 to January 1989. Mr. Roberts is a Director of Burlington Resources, Inc.

     Mr. Tucker has been President and Chief Operating Officer of the Company since October 1997 and a Director since December 1997. Prior to joining the Company, he was President of the Aerospace Equipment Systems Sector of Allied Signal, Inc. from January 1996 to October 1997, President and Chief Executive Officer of Motoren und Turbinen Union (Jet Engine Division) of Daimler-Benz, A.G. from 1994 to 1996 and President of AEG Transportation Systems from 1988 to 1994. Mr. Tucker held various positions with Westinghouse Electric Corporation from 1968 to 1988.

     Mr. Urry has been a Vice President of Citicorp Venture Capital Ltd. since 1989 and has been a Vice President of Citibank, N.A. since 1986. He is a Director of CORT Business Services Corporation, AmeriSource Health Corporation, Hancor Holdings, CLARK Material Handling Corporation, IKS Corporation, Palomar Products, Inc., Airxcel, Inc., and Brunner Mond Holdings Ltd.

     Mr. Welsh has been Vice Chairman of Skytel Communications, Inc. since May 1995 and its Managing Director since 1992. From 1990 to 1992, Mr. Welsh was a Managing Director of Prudential-Bache Interfunding Inc. Prior thereto he was a Managing Director of Prudential Bache Securities, Inc. from 1985 to 1990 and Co-Head of its Mergers and Acquisitions Department from 1988 to 1990. Mr. Welsh is a Director of Skytel Communications, Inc. and General Cable Corp.

     Mr. Wriston has been a private business consultant since he retired as the Chairman and Chief Executive Officer of Citicorp in 1984. Mr. Wriston is a Director of ICOS Corporation, Cygnus, Inc., and Vion Pharmaceuticals, Inc.

Committees of the Board of Directors

     The Company has an Audit and Finance Committee, a Compensation Committee and no standing Nominating Committee. Set forth below is a description of the functions of the Company's committees and the members of the Board of Directors who serve on these committees.

     Audit and Finance Committee. The Audit and Finance Committee, which is composed exclusively of outside Directors, recommends to the Board of Directors the independent auditors, reviews the proposed scope of the audit and the auditors' reports and approves the audit fees to be paid. The Committee also reviews with the independent auditors and with the Company's financial and accounting officers the adequacy and effectiveness of the Company's internal auditing and accounting procedures and its financial controls. The Committee is also responsible for monitoring compliance with the Company's ethics policies and applicable laws and regulations. The members of the Audit and Finance Committee are Messrs. McDonough, Roberts and Welsh. The Audit and Finance Committee held three meetings in 1998.

     Compensation Committee. The Compensation Committee, which is composed exclusively of outside Directors, recommends to the Board of Directors the salaries of all corporate officers of the Company, all division and subsidiary presidents and general managers and certain other highly compensated employees. It also determines, subject to further approval of the Board of Directors, the fees for Directors and supervises the administration of all benefit plans and other matters affecting executive compensation. The members of the Compensation Committee are Messrs. Wriston, Gambill, Logan and Urry. The Compensation Committee held two meetings in 1998.

Director Compensation

     The Company pays Directors who are not employees of the Company an annual retainer of $24,000, a fee of $1,000 for attendance at each regular and special meeting of the Board or any Committee and, for Committee chairmen, an annual retainer of $2,500. Directors are reimbursed for expenses incurred in attending Board of Directors and Committee meetings. Directors who are not employees of the Company do not participate in any pension or health and welfare plans of the Company.

     Directors who are not employees of the Company may elect to defer 100% of their annual retainer and meeting fees pursuant to the Company's deferred compensation plan. Amounts deferred are credited to a reserve fund and are invested in one of several investment options selected by the Director. The investment options available are those in which employees may invest funds under the York International Investment Plan, including an option to invest in Common Stock of the Company at fair market value. Dividends payable upon such Common Stock are reinvested in Common Stock of the Company. Upon termination of the Director's services with the Company, the amounts allocated to each Director in the reserve fund will be paid to the Director in a lump sum or installments, with investments in Common Stock of the Company distributed as stock.

     On May 14, 1998 each of the non-employee Directors received an option to purchase 2,000 shares of the Company's Common Stock pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. Each person who serves as a Director (and is not an employee of the Company) as of the annual meeting of stockholders or who becomes a Director within six months after such meeting is entitled under such plan to an option to purchase 2,000 shares of Common Stock exercisable at a price equal to the fair market value of the stock on the date of grant. The options are not exercisable immediately and become exercisable to the extent of 25% of the underlying shares on each of the next four anniversaries of the date of grant, subject to acceleration in the event of certain changes in control of the Company. The options have a ten-year term but expire sooner if the holder ceases to be a Director.

     Directors and members of Committees of the Board of Directors who are employees of the Company are not compensated for their service as Directors. Messrs. Pokelwaldt and Tucker are the only Directors who are employees of the Company.

     The Board of Directors held six meetings in 1998. Each of the Directors attended at least 75% of the aggregate of the meetings of the Board and of the Committee on which he served, with the exception of Mr. McDonough, who attended 66 2/3% of such meetings.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

     Relationship of Compensation to Performance

     The Compensation Committee believes that the compensation of the Company's officers should provide a strong incentive to achieve the Company's performance objectives. The objectives, which are established by the Board of Directors in tandem with management, are intended to maximize corporate and divisional performance and, ultimately, deliver strong value to the stockholders. Consequently, in addition to salary, a significant portion of cash compensation is in the form of an annual bonus, which is paid only if certain financial objectives are met and which can be larger if such financial objectives are exceeded. The more senior an officer, the more his or her total compensation depends on the bonus payment. The Company's Incentive Compensation Plan also contains a Mid-Term Program that provides for the grant of Performance Units to be earned over a longer measurement period. In addition, the Compensation Committee grants stock options or may grant restricted stock, designed to provide long-term incentives to key employees and tie their interests directly to those of the Company's stockholders.

     Salaries

     The Compensation Committee sets the base salary of the Chief Executive Officer and of each of the other officers based on a number of factors, including level of responsibility, tenure with the Company, financial performance of the Company, prior individual performance, and comparable salaries for officers at other large industrial corporations. The Committee believes that base salary levels should be competitive with the base salaries (excluding bonuses) of companies in comparable industries and that the opportunity to increase compensation above base salaries should be directly related to the achievement of objective financial performance targets. The companies considered by the Committee include a larger number and broader range of companies than are included in the S & P Electrical Equipment Index, shown in the Stock Performance Graph below, reflecting the Committee's view that the employment market for the Company's officers includes a broader range of companies than that within which the Company should be compared for financial performance purposes. The services of a prominent executive compensation consulting firm are used in determining market practice for all forms of executive compensation.

     Performance-Based Bonuses

     Annual Cash Program - The Company pays annual cash bonuses under the Annual Cash Program of its Incentive Compensation Plan. Each year, the Company establishes financial objectives for its various business units for the succeeding year which are, in turn, used to establish overall targets for the financial performance of the Company. For 1998, the financial objectives selected were earnings before interest and taxes ("EBIT"), with a capital charge for net capital employed and goodwill, for the operating divisions and earnings per share ("EPS") for the Company. The financial objectives are presented to the Compensation Committee, which approves threshold, expected and overachievement targets based on these objectives. Each of the Company's management employees, including its executive officers, is eligible each year to earn a performance bonus equal to a percentage of base salary. The applicable percentage depends on the employee's level of responsibility and on the extent to which targets are achieved (i.e., the more senior the employee and the greater the level of performance of the area for which he or she is responsible, the higher the applicable percentage used to calculate his or her bonus).

     Bonuses for each individual are primarily based upon the performance of that individual's business unit. In the case of those individuals with responsibility at the corporate level, such as the Chief Executive Officer and other corporate officers, bonuses are based on overall Company performance. A portion of the bonus of high level individuals in the business units is also based on overall Company performance. Bonus awards to the executive officers listed in the Summary Compensation Table are disclosed in that table.

     Mid-Term Program - The Mid-Term Program of the Incentive Compensation Plan is intended to cover successive Measurement Periods. The objectives for the Measurement Period are approved by the Compensation Committee, which also approves the number of Performance Units granted, based on market competitive data and job responsibilities. At the end of the Measurement Period, the number of Performance Units earned, if any, is based on the extent to which the established objectives have been met. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the Measurement Period.

      In March 1996, February 1997, and February 1998, the Compensation Committee approved Mid-Term Performance Objectives for the three-year periods from 1996 through 1998, 1997 through 1999, and 1998 through 2000, respectively, based on cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index and granted Performance Units that can be earned based on the achievement of these Mid-Term Objectives. The 1996 grant expired at the end of 1998 with no Performance Units having been earned since the Company did not meet either the target based on the Company's cumulative earnings per share or the target for total return to stockholders. In March 1999, the Compensation Committee approved, subject to stockholder approval of the Amendment to the Incentive Compensation Plan set forth in Proposal Three, the grant of Performance Units to all Participants, including all of the Company's executive officers, with a Performance Objective based solely on total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index.

      Stock Awards

      In order to align the interests of management more closely with the long term interests of the Company's stockholders, the Compensation Committee also issues stock options and may issue restricted stock, pursuant to the Company's Amended and Restated 1992 Omnibus Stock Plan. The Committee grants options to individual employees based on its evaluation of a number of factors, including level of base salary, level of responsibility, expected level of contribution to the Company, prior individual performance and prior stock option and restricted stock grants. The largest grants are awarded to the most senior employees, who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. However, the Committee also awards options to individuals at all levels of the organization in order to focus employee attention on the performance of the Company's stock. Options under the plan may be either incentive stock options or non-qualified stock options at the discretion of the Compensation Committee. In 1998, the Committee granted stock options exercisable at fair market value to certain key employees, including the Company's officers. Stock option awards to the executive officers named in the Summary Compensation Table are disclosed in that table. The Company has never repriced any stock options. Beginning in 1999, the Compensation Committee is implementing a program linking the exercisability of stock options granted to key employees to the Company's stock price performance.

      In 1998, the Compensation Committee granted restricted stock awards to three executive officers in connection with the start of their employment with the Company. In August 1994, in order to assure the retention of certain key employees, the Compensation Committee awarded shares of restricted stock to them, including to certain of the executive officers listed in the Summary Compensation Table. Forty percent of these shares vested in 1996 and 20% vested in each of 1997 and 1998. The remaining 20% of the shares will vest in 1999. Under certain circumstances, the vesting of shares issued to certain highly-compensated officers will be delayed until such time as the Company's deduction of compensation expense associated with such vesting would not be limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (see below). If an award recipient is terminated for cause, voluntarily terminates his or her employment with the Company, or breaches certain obligations of confidentiality, he or she will forfeit any unvested shares.

      Compensation of Chief Executive Officer

      Mr. Pokelwaldt's 1998 compensation, including base salary, bonus and stock option award, was determined by the Compensation Committee in accordance with the criteria described above in the "Relationship of Compensation to Performance," "Salaries," "Performance-Based Bonuses" and "Stock Awards" sections of this report.

      Mr. Pokelwaldt received no increase in his base compensation in 1998 but did receive an increase in the percentage of his salary which he could earn as a bonus, dependent upon the Company's performance against its earnings per share target. This reflects the Compensation Committee's desire to link total pay with performance. During 1998, under Mr. Pokelwaldt's leadership, the Company began a strategic initiative called the "Premier Performance Process," which includes elements relating to quality in all aspects of the Company's operations, improvements in manufacturing processes and a leadership development program. In part as a result of these actions, the Company's earnings per share for 1998 exceeded the target which had been established and Mr.
Pokelwaldt received a bonus of $947,556.

      In 1998, Mr. Pokelwaldt received a grant of 11,676 Performance Units under the Mid-Term Program of the Company's Incentive Compensation Plan. Achievement of the targets on which the earning of these units will be based, cumulative EPS and the Company's total return to stockholders compared to a published index, will be measured at the end of 2000. For the 1996 grant, which was measured at the end of 1998, Mr. Pokelwaldt did not receive any payment, since the Company did not meet the threshold performance objectives.

      In 1998, Mr. Pokelwaldt was also awarded options to purchase 25,000 shares of the Company's Common Stock (on terms described above under "Stock Awards") at the market price on the date of grant, reflecting the view of the Compensation Committee and the Board of Directors of Mr. Pokelwaldt's expected substantial contribution to the future progress and growth of the Company's business.

      Additional details of Mr. Pokelwaldt's compensation over the past three fiscal years are disclosed in the Summary Compensation Table and in other sections of this "Executive Compensation" section.

      In making its compensation decisions, the Committee considers the effect of Section 162(m) of the Code, which limits to $1,000,000 the allowable federal income tax deduction for compensation paid to the Company's Chief Executive Officer and next four most highly compensated officers. The limit on deductibility does not apply to performance-based compensation paid pursuant to a plan approved by the stockholders. The Company expects that expense associated with stock option awards made under the

Company's Amended and Restated 1992 Omnibus Stock Option Plan will not be limited by Section 162(m) since the Company obtained stockholder approval of this Plan in 1997. The expense associated with restricted share awards that are not performance-based may be limited under Section 162(m) and, if that should be the case, the Committee may defer the vesting of such awards until such time as the associated expense is fully deductible. In 1996, the Company obtained stockholder approval of its Incentive Compensation Plan and does not anticipate that the expense associated with this Plan will be limited by Section 162(m). In order to continue such deductibility, the Company is submitting the proposed Amendment to the Incentive Compensation Plan set forth in Proposal Three for approval by the stockholders.

      In the opinion of the Committee, the Company's performance-based cash compensation system, together with the grant of fair market value options and, in limited circumstances, restricted stock awards, provides all management employees, including executive officers, with an incentive to achieve objective financial targets designed to increase stockholder value.

      The foregoing report is hereby submitted by the members of the Compensation Committee.

Walter B. Wriston, Chairman
Malcolm W. Gambill
Robert F. B. Logan
James A. Urry

Summary Compensation Table

      The following table sets forth information concerning cash compensation paid by the Company to the Chief Executive Officer and each of the next four most highly compensated officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the three fiscal years ended December 31, 1998.

                                                                          Long Term
                                                                     Compensation Awards
                                                                     -------------------
                                                Annual                          Securities
                                          Compensation (1)(2)      Restricted   Underlying
                                          -------------------        Stock       Options          All Other
       Name                     Year      Salary        Bonus      Award (3)    Granted (4)    Compensation (5)
       ----                     ----      ------        -----      ---------    -----------    ----------------
Robert N. Pokelwaldt ........... 1998    $700,000     $947,556            0      25,000            $11,776
Chairman of the Board and        1997     688,667            0            0      40,000             11,507
Chief Executive Officer          1996     618,333      543,090            0      40,000             10,159

John R. Tucker  ................ 1998     445,833      750,000            0      24,000              2,798
President and Chief              1997      79,003      200,000   $1,129,688      40,000                391
Operating Officer

Michael R. Young  .............. 1998     400,000      547,733            0       8,000              8,487
Vice President, President        1997     400,000            0      535,000      30,000             21,794
and Chief Executive Officer,
Bristol Compressors

Stuart R. Amos  ................ 1998     250,000      361,390      216,875      10,000              1,954
Vice President and President,
Unitary Products Group

Peter C. Spellar................ 1998     312,500      215,899            0       8,000              2,931
Vice President and President,    1997     291,667            0            0      10,000              2,684
Engineered Systems Group         1996     245,000      234,342            0      12,000              2,324

(1) No compensation that would be categorized as "Other Annual Compensation" was paid to officers in any of the years presented.

(2) Includes amounts deferred at the election of the officer pursuant to the York International Investment Plan, a plan established under Section 401(k) of the Code and the York International Corporation Executive Deferred Compensation Plan, a non-qualified deferred compensation plan. Does not include any amounts that may ultimately be earned for the Performance Units awarded during 1998 and shown in the Long-Term Incentive Plans - Awards in Last Fiscal Year Table.

(3) The restricted stock holdings of the officers and the value of such holdings as of December 31, 1998, based upon the 1998 year-end closing price (net of the purchase price paid by the officer) are as follows:
        Mr. Pokelwaldt - 5,000 shares ($204,057), Mr. Tucker - 25,000 shares ($995,312), Mr. Young - 10,000 shares ($398,125), Mr. Amos 5,000 -
        shares ($199,062), and Mr. Spellar - 2,800 shares ($114,272). Any dividends payable with respect to Common Stock will be paid with respect to the restricted stock. Messrs. Pokelwaldt and Spellar received restricted stock in 1994, which vested 40% on the second anniversary of the grant and 20% on each of the three subsequent anniversaries. Messrs. Tucker and Young received 25,000 shares and 10,000 shares, respectively, of restricted stock in 1997 and Mr. Amos received 5,000 shares in

        1998. In each instance, the stock vests 50% on the second anniversary of the grant and 25% on each of the two subsequent anniversaries.

(4) Excludes options to purchase Common Stock at 85% of fair market value through automatic payroll deductions acquired in December 1998 under the 1992 Employee Stock Purchase Plan ("Purchase Plan"), in which Messrs. Pokelwaldt, Tucker, Young, Amos, and Spellar each elected to participate, and pursuant to which and Messrs. Pokelwaldt and Tucker each acquired 631 shares, Mr. Young acquired 630 shares, Mr. Amos acquired 105 shares and Mr. Spellar acquired 570 shares of Common Stock.

(5) Comprises matching contributions by the Company under the York International Investment Plan, contributions for Mr. Young under the Bristol Thrift and Retirement Plan, and for Mr. Pokelwaldt under the York International Deferred Compensation Plan, and term life insurance premiums for the named individuals for policies with a face amount equal to the individual's base salary, as follows:


                                              Investment Plan          Insurance
                                               Contributions            Premium
                                               -------------            -------

       R. N. Pokelwaldt                            $2,650                $9,126
       John R. Tucker                                 517                 2,281
       M. R. Young                                  8,487*                    0
       Stuart R. Amos                                 750                 1,204
       P. C. Spellar                                1,419                 1,512

       * Bristol Thrift & Retirement


Option Grants

      The following table shows, as to each person named, the options to purchase Common Stock granted by the Company in 1998 under the Amended and Restated 1992 Omnibus Stock Plan. The grants do not include options to purchase Company stock through automatic payroll deductions under the Purchase Plan (see note (4) to the Summary Compensation Table above).


                              Option Grants in 1998

                                                 Individual Grants
                                 ---------------------------------------------------
                                                  % of
                                  Number of       Total                               Potential Realizable Value at
                                  Securities     Options                              Assumed Annual Rates of Stock
                                  Underlying     Granted                              Price Appreciation for Option
                                   Options       to All      Exercise                  Term (End of Year Value) (1)
                                   Granted      Employees   Price Per   Expiration   ---------------------------------
        Name                     (Shares) (2)    in 1998      Share        Date        0%      5% (3)       10% (3)
        ----                     ------------    -------      -----        ----        --      ------       -------
R. N. Pokelwaldt. . . . . . .       25,000         3.1%      $43.6875    03/03/08      $0      $686,813   $1,740,563
J. R. Tucker. . . . . . . . .       24,000         3.0        43.6875    03/03/08       0       659,340    1,670,940
M. R. Young . . . . . . . . .        8,000         1.0        43.6875    03/03/08       0       219,780      556,980
S. R. Amos. . . . . . . . . .       10,000         1.3        43.6875    03/03/08       0       274,725      696,225
P. C. Spellar . . . . . . . .        8,000         1.0        43.6875    03/03/08       0       219,780      556,980

(1) Represent arbitrarily assumed rates of appreciation of the Common Stock price, mandated by the Securities and Exchange Commission's rules, compounded annually over the term of the option and are not intended to forecast possible future appreciation, if any, of the Common Stock. The market value of the Common Stock on the March 3, 1998 grant date was $43.6875; the value of the Common Stock at the end of those options' term based on a compounded 5% growth rate would be $71.16 per share and based on a compounded 10% growth rate would be $113.31 per share.

(2) The options are non-qualified, non-transferable other than by will or the laws of descent and distribution, and become exercisable in full one year from the date of grant and are exercisable for nine years thereafter, unless terminated sooner in the event of death, disability, retirement or termination of employment.

(3) No gain to the optionees is possible without an increase in stock price which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.


Option Exercises and 1998 Year-End Option Values

      The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning 1998 year-end stock option values. None of these individuals exercised any options during 1998.


                       Aggregated Option Exercises in Last
                     Fiscal Year and Year-End Option Values

                                      Number of                    Number of Securities       Value of Unexercised
                                       Shares         Value       Underlying Unexercised      In-the-Money Options
                                      Acquired       Realized    Options at 1998 Year-End     at 1998 Year-End (1)
                                      --------       --------    ------------------------     --------------------
        Name                                                     Exercisable/Unexercisable  Exercisable/Unexercisable
        ----                                                     -------------------------  -------------------------
R. N. Pokelwaldt. . . . . . . . . .      0              0            155,610/ 25,000        $    347,358/  0
J. R. Tucker. . . . . . . . . . . .      0              0             15,000/ 49,000                   0/  0
M. R. Young . . . . . . . . . . . .      0              0             30,000/  8,000                   0/  0
S. R. Amos. . . . . . . . . . . . .      0              0                  0/ 10,000                   0/  0
P. C. Spellar . . . . . . . . . . .      0              0             51,700/  8,000             104,182/  0

-----------
(1) Based upon an assumed fair market value of $40.8125 per share, which was the closing price on the New York Stock Exchange of the Common Stock on December 31, 1998.


Long-Term Incentive Plans - Awards in Last Fiscal Year

      The following table shows, as to each person named, the Performance Units granted by the Company in 1998 under the Mid-Term Program of the Incentive Compensation Plan. At the end of the three-year measurement period, the number of Performance Units earned, if any, will be based on the extent to which the established objectives of cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index have been met. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to the number of the original grant. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the measurement period.

                                          Number of
                                        Shares, Units          Performance or
                                           or Other          Other Period Until
Name                                        Rights          Maturation or Payout
----                                        ------          --------------------

R. N. Pokelwaldt. . . . . . . . . . .      11,676                  12/31/00
J. R. Tucker. . . . . . . . . . . . .       7,089                  12/31/00
M. R. Young . . . . . . . . . . . . .       5,338                  12/31/00
S. R. Amos. . . . . . . . . . . . . .       3,781                  12/31/00
P. C. Spellar . . . . . . . . . . . .       4,003                  12/31/00


Retirement Plans

      The Company has a defined benefit retirement plan (the "Retirement Plan") covering the salaried employees who are not subject to collective bargaining agreements of certain of the Company's business units. The Retirement Plan covers each of the officers named in the Summary Compensation Table other than Mr. Young.

      The following table indicates the amount of annual retirement income which would be payable under the Retirement Plan (but for certain limitations imposed by the Code) at normal retirement age to participants in specified salary and bonus levels and years of credited service categories. For 1998 the Code limits to $160,000 the amount of earnings which may be taken into account to calculate benefits, and to $130,000 the benefits payable. The limits are adjusted annually for inflation.

Assumed Average Annual
 Earnings for Highest
   Five Consecutive
   Years in 10 Years 15 Years 20 Years 25 Years 30 Years 35 Years Preceding Retirement Service Service Service Service Service
 --------------------      -------     -------    -------     -------   -------

     $150,000. . . . . .   $ 36,000    $ 48,000   $ 60,000    $ 72,000  $ 75,750
      200,000. . . . . .     48,000      64,000     80,000      96,000   101,000
      250,000. . . . . .     60,000      80,000    100,000     120,000   126,250
      300,000. . . . . .     72,000      96,000    120,000     144,000   151,500
      400,000. . . . . .     96,000     128,000    160,000     192,000   202,000
      500,000. . . . . .    120,000     160,000    200,000     240,000   252,500
      600,000. . . . . .    144,000     192,000    240,000     288,000   303,000
      700,000. . . . . .    168,000     224,000    280,000     336,000   353,500
      800,000. . . . . .    192,000     256,000    320,000     384,000   404,000
      900,000. . . . . .    216,000     288,000    360,000     432,000   454,500
    1,000,000. . . . . .    240,000     320,000    400,000     480,000   505,000

      The compensation covered by the Retirement Plan consists of base salary and bonus paid in that year. The covered compensation (excluding the effect of Code limitations) and credited years of service, as of December 31, 1998, for each of the officers named in the Summary Compensation Table above were as follows: Mr. Pokelwaldt - $739,884, 10 years; Mr. Tucker - $610,833, 1 year; Mr. Spellar - $377,322, 6 years. Mr. Amos was not eligible to participate in 1998 since he had less than one year of service.

      The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits. The benefits are calculated on a straight-life annuity basis assuming retirement at age 65.

      The Company has a defined benefit supplemental retirement plan (the "Supplemental Retirement Plan") covering certain key executive officers, including those named in the Summary Compensation Table other than Mr. Young and Mr. Amos.

      The following table indicates the amount of annual retirement income which would be payable under the Supplemental Retirement Plan at normal retirement age to participants in specified salary and bonus levels and years of credited service categories.

     Assumed Average
   Annual Earnings for
Highest Three Consecutive
    Years in 5 Years       15 Years    20 Years   25 Years    30 Years    35 Years
  Preceding Retirement      Service     Service    Service     Service     Service
  --------------------      -------     -------    -------     -------     -------
      $150,000. . . . . .  $  56,250   $  75,000  $  75,000   $  75,000   $  75,000

       200,000. . . . . .     75,000     100,000    100,000     100,000     100,000

       250,000. . . . . .     93,750     125,000    125,000     125,000     125,000

       300,000. . . . . .    112,500     150,000    150,000     150,000     150,000

       400,000. . . . . .    150,000     200,000    200,000     200,000     200,000

       500,000. . . . . .    187,500     250,000    250,000     250,000     250,000

       600,000. . . . . .    225,000     300,000    300,000     300,000     300,000

       700,000. . . . . .    262,500     350,000    350,000     350,000     350,000

       800,000. . . . . .    300,000     400,000    400,000     400,000     400,000

       900,000. . . . . .    337,500     450,000    450,000     450,000     450,000

     1,000,000. . . . . .    375,000     500,000    500,000     500,000     500,000


      The Supplemental Retirement Plan provides a retirement benefit equal to up to 50% (based on a maximum of 20 years of credited service (no credit is given for service beyond 20 years) and final compensation) of the officer's highest average salary and bonus for three out of the last five years preceding retirement. The covered compensation and credited years of service under the Supplemental Retirement Plan based on 1998 salaries and bonuses as of December 31, 1998, would be approximately: Mr. Pokelwaldt - $914,338, 20 years; Mr. Tucker - $670,833, 1 year; Mr. Spellar - $367,806, 20 years.

      The benefits shown in the above table are subject to reduction by an amount equal to a percentage of Social Security benefits, benefits under the Retirement Plan and any other retirement benefits received. The benefits are calculated on a straight-life annuity basis assuming retirement at age 62.

      The Frick/Frigid Coil Pension Plan for Salaried Employees (the "Frick Plan"), in which Mr. Pokelwaldt participated from 1979 until his transfer to the Retirement Plan in 1988, is intended to provide Mr. Pokelwaldt with retirement benefits. Upon attaining age 65, Mr. Pokelwaldt is eligible to receive an annual retirement benefit of $8,900 under the Frick Plan. Mr. Spellar also participated in the Frick Plan. His participation was from 1979 until his transfer to the Retirement Plan in 1992. Upon attaining age 65, Mr. Spellar is eligible to receive an annual retirement benefit of $16,289 from the Frick Plan.

Change-in-Control Arrangements

      The Company maintains severance agreements with certain of its key employees, including the individuals named in the Summary Compensation Table, which provide severance benefits in the event the employee's employment terminates in connection with or for a period following a change in control of the Company. In such event, the employee would receive a payment equal to three times his or her annual base salary and target bonus, together with continued health insurance benefits until the earlier of 36 months or the obtaining of similar coverage from another employer. Amounts payable under the agreements will be cut back to the extent they would not be tax deductible under Section 280G of the Internal Revenue Code.


Stock Performance Graph

      The following chart compares the cumulative total return on the Company's Common Stock for the 5-year period from December 31, 1993 through December 31, 1998 to the cumulative total return for the same period of the Standard & Poor's Midcap 400 Index, the Industrial Component of the Standard & Poor's Midcap 400 Index, and the Standard & Poor's Electrical Equipment Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

                COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
              AMONG YOUR INTERNATIONAL, THE S&P MIDCAP 400 INDEX,
             THE INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400 INDEX
                    AND THE S&P ELECTRICAL EQUIPMENT INDEX

                           [LINE GRAPH APPEARS HERE]


                                                        1993    1994    1995    1996    1997    1998
                                                       ------  ------  ------  ------  ------  ------
YORK INTERNATIONAL                                     100.00  105.05  134.64  161.20  115.42  120.50
S&P ELECTRICAL EQUIPMENT - 500                         100.00  101.17  141.97  194.98  274.77  368.77
S&P MIDCAP 400 INDEX                                   100.00   96.42  126.25  150.49  199.03  237.05
INDUSTRIAL COMPONENT OF THE S&P MIDCAP 400             100.00  101.32  139.40  171.40  228.59  293.91

                            OWNERSHIP OF COMMON STOCK

                  OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information as of February 28, 1999 with respect to beneficial ownership of shares of the Company's Common Stock, assuming exercise of options exercisable within 60 days of such date, by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group. Except as otherwise noted, the beneficial owners have sole voting and investment power as to all such shares.

                                                                                    Number of
                                                                                     Shares
                                                                                  Beneficially       Percentage of
                                Name of Beneficial Owner                            Owned (a)         Outstanding
                                ------------------------                          ------------       -------------
Robert N. Pokelwaldt (b). . . . . . . . . . . . . . . . . . . . . . .                412,297              1.0
Malcolm W. Gambill (c). . . . . . . . . . . . . . . . . . . . . . . .                 14,148               *
Robert F. B. Logan (d). . . . . . . . . . . . . . . . . . . . . . . .                 85,835               *
Gerald C. McDonough (e) . . . . . . . . . . . . . . . . . . . . . . .                 69,650               *
Donald M. Roberts (f) . . . . . . . . . . . . . . . . . . . . . . . .                 78,400               *
John R. Tucker (g). . . . . . . . . . . . . . . . . . . . . . . . . .                 64,631               *
James A. Urry (h) . . . . . . . . . . . . . . . . . . . . . . . . . .                 12,429               *
John E. Welsh, III (i). . . . . . . . . . . . . . . . . . . . . . . .                  9,400               *
Walter B. Wriston (j) . . . . . . . . . . . . . . . . . . . . . . . .                 11,450               *
Michael R. Young (k). . . . . . . . . . . . . . . . . . . . . . . . .                 49,077               *
Stuart R. Amos (l). . . . . . . . . . . . . . . . . . . . . . . . . .                 15,105               *
Peter C. Spellar (m). . . . . . . . . . . . . . . . . . . . . . . . .                121,054               *

All directors and executive officers of the Company as a group
    (21 persons) (n). . . . . . . . . . . . . . . . . . . . . . . . .              1,519,112             3.7 9%

-----------
* Represents less than 1.0% of the aggregate shares of Common Stock outstanding.

(a) Includes shares issuable upon exercise of options that are exercisable within 60 days.

(b) Includes 205,610 shares issuable upon exercise of options.

(c) Includes 7,000 shares issuable upon exercise of options, and 4,148 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(d) Includes 200 shares owned by Mr. Logan's wife as to which he disclaims beneficial ownership, 7,000 shares issuable upon exercise of options, and 3,242 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(e) Includes 7,000 shares issuable upon exercise of options.

(f) Includes 13,679 shares owned by Mr. Roberts' adult child and 13,678 shares owned by Mr. Roberts' wife on behalf of their two children as to which Mr. Roberts has no voting or investment power and as to which he disclaims beneficial ownership, 7,000 shares issuable upon exercise of options, and 1,007 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(g) Includes 39,000 shares issuable upon exercise of options.

(h) Includes 7,000 shares issuable upon exercise of options, and 4,429 shares representing Director fees deferred into the York Common Stock Fund of the Company's Deferred Compensation Plan.

(i) Includes 7,000 shares issuable upon exercise of options.

(j) Includes 7,000 shares issuable upon exercise of options.

(k) Includes 38,000 shares issuable upon exercise of options.

(l) Includes 10,000 shares issuable upon exercise of options.

(m) Includes 30,000 shares held in trust for Mr. Spellar's children, as to which he disclaims any beneficial ownership, and 59,700 shares issuable upon exercise of options.

(n) Includes 608,361 shares issuable upon exercise of options.


                      OWNERSHIP OF OTHER BENEFICIAL OWNERS

                                          Voting                    Dispositive           Total Amount      Percent
                                        Authority                    Authority           of Beneficial        Of
Name and Address                    Sole          Shared         Sole        Shared        Ownership        Class
----------------                    -----         -------        -----       -------       ----------       -----
Capital Research and
Management Company    (1)               0               0      5,567,300           0        5,567,300        13.9%
333 S. Hope St.
Los Angeles, CA  90071

Amvescap PLC    (2)
11 Devonshire Square                    0       5,162,329              0   5,162,329        5,162,329        12.63%
London EC2 M4YR
England

Brinson Partners, Inc.    (3)
209 South Lasalle                       0       3,784,283              0   3,784,283        3,784,283          9.4%
Chicago, IL  60604-1295

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999.

(2) Based on a Schedule 13G filed by Amvescap PLC with the Securities and Exchange Commission on February 11, 1999 on behalf of itself and on behalf of AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., Invesco, Inc., Invesco North American Holdings, Inc., Invesco Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., and INVESCO (NY) Asset Management, Inc.

(3) Based on a Schedule 13G filed by Brinson Partners, Inc. ("BPI") with the Securities and Exchange Commission on February 17, 1999 on behalf of itself and UBS AG.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on a review of Forms 3, 4 and 5 furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Company that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act.

                                  PROPOSAL TWO

         APPROVAL OF AMENDMENT TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN

         The 1992 Employee Stock Purchase Plan (the "Purchase Plan") provides eligible employees an added incentive to advance the best interests of the Company by enabling them to purchase voluntarily the Common Stock of the Company at a favorable price and on favorable terms. The Purchase Plan was approved by the stockholders and adopted by the Company in 1993.

Amendment

         The Purchase Plan as originally adopted provides that an aggregate of 1,500,000 shares of Common Stock may be sold pursuant to the Purchase Plan, subject to adjustment as described below. As of March 24, 1999, 1,189,962 shares had been issued pursuant to the Purchase Plan, leaving only 310,038 shares available for future purchase. In order to provide for the continued purchase of Common Stock of the Company by employees pursuant to the Purchase Plan, the Board of Directors has adopted, subject to stockholder approval, an amendment (the "Purchase Plan Amendment") to the Purchase Plan that would increase the number of shares of Common Stock permitted to be sold thereunder by 500,000 shares. A copy of the Purchase Plan Amendment is attached as Exhibit A. The Board of Directors has authorized a stock repurchase program pursuant to which shares repurchased may be used for issuance under the Purchase Plan.

Description of the Purchase Plan

         The salient features of the Purchase Plan are as follows:

         The Purchase Plan is administered by a committee (the "Committee") of the Board of Directors, none of whom are eligible to participate in the Purchase Plan. The members of the Committee will serve until resignation, removal by the Board or death. The Committee will have the power to make, amend and repeal rules and regulations for the interpretation and administration of the Purchase Plan. All costs and expenses incurred in administering the Purchase Plan will be paid by the Company.

         From time to time the Committee grants to eligible employees options to purchase shares of Common Stock under the Purchase Plan through a payroll deduction program. These options are granted once a year on a date selected by the Committee, with the exception of newly hired employees who may enroll in the Purchase Plan on a quarterly basis. The term of each option is a 12-month period, or for newly hired employees a 9-month, 6-month or 3-month period, beginning on the day the option is granted. The number of shares of Common Stock subject to each option is the quotient of the payroll deductions authorized by the participant extended for the option period divided by 85% of the fair market value of the Common Stock on the grant date (rounded to yield whole shares). Under the Purchase Plan, the fair market value of the Common Stock as of any particular date is the last sales price per share of the Common Stock on the composite tape prior to such date. Amounts deducted from a participant's pay will be credited to his stock purchase account.

         An option will be exercised automatically on the last day of the option period (the "exercise date"), at which time the Company will deduct from the participant's stock purchase account an amount sufficient to purchase up to the number of shares of the Common Stock subject to the participant's option at the option exercise price. The exercise price per share will be equal to 85% of the fair market value of the Common Stock on the grant date or the exercise date, whichever is less. The balance of the participant's account, if any, will be refunded to him promptly after the exercise date.

         All U.S. and most non-U.S. employees of the Company scheduled to work at least 20 hours per week or more than five months during the option term are eligible to purchase shares of the Common Stock under the Purchase Plan through regular payroll deductions (valued in United States dollars) of not less than $5.00 nor more than 10% of their eligible compensation (as defined in the Purchase Plan) per pay period. No options may be granted under the Purchase Plan to an employee who immediately after the granting of an option would own stock of the Company possessing more than 5% of the total combined voting power of all classes of stock of the Company. No participant may be granted an option under the Purchase Plan which would permit his or her rights to purchase shares of Common Stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time the option is granted) for each calendar year in which such option is outstanding. On March 24, 1999, the Company and its consolidated subsidiaries had approximately 16,800 employees, including executive officers, who were eligible to participate in the Purchase Plan.

         An employee's participation in the Purchase Plan shall be terminated when he or she (a) voluntarily withdraws from the Purchase Plan; (b) resigns or is discharged; or (c) retires or dies. Upon such termination, all funds in a participant's account will be refunded without interest, except that upon retirement or death, a participant or his or her legal representative may elect to exercise any outstanding option of the participant. A participant who withdraws from the Purchase Plan shall be eligible to participate again in the Purchase Plan upon expiration of the option period during which he or she withdrew.

         An aggregate of 1,500,000 shares of authorized but unissued Common Stock of the Company have previously been reserved for issuance under the Purchase Plan. In the event of a stock dividend or a subdivision, combination or reclassification of the Common Stock, the Board of Directors may, at its option, terminate the Purchase Plan, or the Committee may, at its option, appropriately adjust the maximum number of shares subject to the Purchase Plan. The closing price of the Common Stock on December 31, 1998 was $40.81 (the "Market Price"). Accordingly, the exercise price of the options to purchase shares granted under the Purchase Plan in January 1999 will be the lower of 85% of such amount ($34.69 (the "Plan Price")) or 85% of the closing price on December 31, 1999. The closing price of the Common Stock on March 24, 1999, was $34.375. The benefits or amounts that will be received by any individual under the Purchase Plan in 1999 are not determinable at this time because the December 31, 1999 closing price of the Common Stock could affect the exercise price. In the fiscal year ended December 31, 1998, the aggregate dollar value and number of shares received by all executive officers as a group were $214,180.69 and 5,462, respectively; and the aggregate dollar value and number of shares received by all non-executive officer employees as a group were $8,623,919 and 218,061, respectively. For information regarding certain executive officers, see the Summary Compensation Table.

Tax Consequences

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under the provisions of Sections 421 and 423 of the Code. Under the provisions, no income will be taxable to a participant at the time of grant or purchase of shares under the Purchase Plan. As summarized below, a participant may become liable for tax upon disposition of the shares acquired. The character of any gain or loss upon disposition will depend upon how long the shares have been held by the participant.

         If shares are held by the participant for more than two years after the grant or if the participant dies at any time while owning the shares, the lesser of (a) the excess of the fair market value of the shares on the date of such disposition or death over the purchase price, or (b) 15% of the fair market value of the shares on the date of grant will be treated as ordinary income to the participant at the time of any disposition or for the taxable year closing with his or her death. Any further gain upon such disposition will be deemed a long-term capital gain.

         If the shares are sold or disposed of before the expiration of the holding period described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income to the participant at the time of disposition. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and would be deemed a long-term gain if the shares have been held more than one year.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of options pursuant to the Purchase Plan. The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant, except to the extent that ordinary income is reportable by a participant upon disposition of shares before the expiration of the holding period described above.

The Board of Directors recommends a vote FOR approval of the Purchase Plan Amendment.


                                 PROPOSAL THREE

          APPROVAL OF AMENDMENT TO THE 1996 INCENTIVE COMPENSATION PLAN

         The Company's 1996 Incentive Compensation Plan (the "Incentive Compensation Plan") provides certain management and key employees who are in a position with the Company or its subsidiaries to contribute materially to the success and profitability of the Company an incentive and reward for doing so and assists the Company in attracting and retaining the highest caliber of management and key employees. The Incentive Compensation Plan was approved by the stockholders and adopted by the Company in 1996.

Introduction

         The Incentive Compensation Plan consists of an annual cash incentive program (the "Annual Cash Program") and a mid-term performance unit program (the "Mid-Term Program") based on rolling three-year periods (each, a "Measurement Period"). Awards under the Incentive Compensation Plan are based upon the achievement of certain performance objectives developed through the Company's business planning process and approved by the Compensation Committee shortly after the beginning of each fiscal year for the Annual Cash Program and each Measurement Period for the Mid-Term Program. Awards under the Mid-Term Program are made in performance units (the "Performance Units") which, to the extent earned during a Measurement Period, are paid out based on the average price of the Company's Common Stock at the end of the Measurement Period. Awards under the Incentive Compensation Plan are intended to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to the Company's Chief Executive Officer (the "CEO") and each of the next four most highly compensated officers unless such compensation is "performance-based."

Amendment

         The Mid-Term Program of the Incentive Compensation Plan as originally adopted provides that mid-term performance objectives (the "Mid-Term Performance Objectives") applicable to the CEO and the next four most highly compensated officers must be composed of only both cumulative earnings per share over a
                             ----
specified period and total return to shareholders as compared to a relevant index of publicly traded companies. A number of other objectively measurable Mid-Term Performance Objectives are permitted for other Participants. In order to provide the Compensation Committee with greater flexibility in determining Mid-Term Performance Objectives that are most beneficial to the Company at a given point, the Board of Directors has adopted, subject to stockholder approval, an amendment and restatement (the "Incentive Compensation Plan Amendment") of the Incentive Compensation Plan. Pursuant to the Incentive Compensation Plan Amendment, the Compensation Committee may select from one or more of the following Mid-Term Performance Objectives for the CEO and the next four most highly compensated officers, as well as other key employees: cumulative earnings per share over a specified period, total return to shareholders as compared to a relevant index of publicly traded companies, fully diluted earnings per share, division earnings before interest and taxes (after a pro-forma charge for the cost of capital), revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, change in working capital, return on capital, cashflow and total shareholder return. The Incentive Compensation Plan permits the Committee to use a different combination of Mid-Term Performance Objectives for different Participants. Subject to stockholder approval of the Incentive Compensation Plan Amendment, the Compensation Committee has established the 1999 Mid-Term Performance Objective for all Participants, including the CEO and the next four most highly compensated officers, based on total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index. Stockholder approval of the Incentive Compensation Plan Amendment is necessary to ensure that awards under the Incentive Compensation Plan continue to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Code. A copy of the Incentive Compensation Plan, as amended and restated, is attached as Exhibit B.

Description of the Incentive Compensation Plan

     The salient features of the Incentive Compensation Plan are as follows:

     Purpose

     The purpose of the Incentive Compensation Plan is to (i) attract, retain and motivate a high caliber management team, (ii) further the Company's business strategies and support effective management decisions, (iii) create a closer link between compensation and total stockholder returns and (iv) effectively balance short- and mid-term compensation in order to encourage focus on both short and longer term objectives.

         Under the Company's former incentive compensation plan, awards were tied directly to the business planning process and driven by the achievement of budgeted goals based upon objective measures of the financial and operating performance of the Company and its divisions. The Incentive Compensation Plan retains these benefits while (i) encouraging the achievement of more aggressive targets, (ii) creating an appropriate balance between overall Company and divisional performance, (iii) increasing the linkage between total stockholder returns and compensation under the Incentive Compensation Plan and (iv) creating a balance between short- and mid-term objectives by introducing the Mid-Term Program based on successive three-year plans.

         Administration

         The Incentive Compensation Plan is administered by the Compensation Committee composed of two or more directors who are (i) "disinterested persons," as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) "outside directors" as defined in the applicable regulations under Section 162(m) of the Code. Subject to the terms of the Incentive Compensation Plan, the Compensation Committee has the authority to (i) approve the selection of the participants in the Incentive Compensation Plan,
(ii) approve the determination of the performance measures for each participant under the Incentive Compensation Plan, (iii) certify the degree of achievement of the annual performance objectives (the "Annual Performance Objectives") and the Mid-Term Performance Objectives and (iv) authorize the payment to each participant of his or her annual cash award (the "Annual Cash Award") and mid-term incentive award (the "Mid-Term-Incentive Award"). The Compensation Committee does not have discretion to modify the terms of the Annual Cash Award or Performance Units once established.

         The Board or the Compensation Committee, without further approval by the stockholders, may amend or terminate the Incentive Compensation Plan so long as such termination or amendment does not, without the consent of any participant, affect a participant's rights with respect to awards previously granted to him or her. No outstanding award may be amended in a manner inconsistent with the Incentive Compensation Plan. Moreover, no amendment that would require stockholder approval under Section 162(m) of the Code may be made without such approval.

         Eligibility

         Any individual who is the CEO of the Company, or is acting in such capacity, or is among the next four highest compensated officers and any other management or key employee recommended by the Company's management and approved by the Compensation Committee may participate in the Incentive Compensation Plan (each, a "Participant" and collectively, the "Participants"). As of March 24, 1999, approximately 414 employees met the criteria for the Annual Cash Program and approximately 80 employees met the criteria for the Mid-Term Program.

         Plan Awards

         Annual Cash Program - Annual Cash Awards are determined in accordance with pre-established Annual Performance Objectives developed through the Company's business planning process and approved by the Compensation Committee. The Annual Performance Objectives are composed of one or more of the following: fully diluted earnings per share, division earnings before interest and taxes (after a pro-forma charge for the cost of capital), revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, changes in working capital, return on capital, cashflow, total stockholder return or, for Participants other than the CEO and the next four highest compensated officers, other objectively measurable goals approved by the Compensation Committee. The Committee may use a different combination of Annual Performance Objectives for different Participants.

         Each Participant's individual potential bonus level will be based on several factors, including market competitive data, job responsibilities, the aggressiveness of a financial target relative to prior year performance and other economic factors. At the end of the Company's fiscal year, the Compensation Committee will approve the payment to each Participant of his or her Annual Cash Award, if any, based on the achievement of the Annual Performance Objectives for the fiscal year. The maximum annual amount payable to a Participant under the Annual Cash Program is $2 million.

         Mid-Term Program - The Mid-Term Program covers successive Measurement Periods. Assuming the Incentive Compensation Plan Amendment is approved by the stockholders, the Mid-Term Performance Objectives applicable to each Measurement Period will be composed of one or more of the following: cumulative earnings per share over a specified period, fully diluted earnings per share, division earnings before interest and taxes (after a pro-forma charge for the cost of capital), revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, change in working capital, return on capital, cashflow, total shareholder return, and total return to stockholders as compared to a relevant index of publicly-traded companies as approved by the Compensation Committee or, for Participants other than the CEO and the next four highest compensated officers, other objectively measurable goals approved by the Compensation Committee. The Committee may use a different combination of Mid-Term Performance Objectives for different Participants.

         The Compensation Committee also approves the number of Performance Units granted, based on market competitive data and job responsibilities. The number of Performance Units earned, if any, is based on the degree to which the pre-determined Mid-Term Performance Objectives for the Measurement Period are achieved.

         At the end of the Measurement Period, the Compensation Committee will approve the payment to each Participant of the amount of his or her Mid-Term Incentive Award earned, if any. The maximum amount payable to a Participant under the Mid-Term Program for any Measurement Period is an amount equivalent to 100,000 Performance Units. The value of each Performance Unit earned will be equal to the average of the closing sale price of the Company's Common Stock during the 120 consecutive trading days ending on the last day of the Measurement Period. The amount of each Participant's award and the maximum number of Performance Units payable under the Mid-Term Program will be adjusted to reflect any changes in corporate capitalization through a stock split or similar event or a corporate transaction such as a merger, spin-off, corporate split-up, reorganization, consolidation or liquidation, whether partial or complete, which occurs during the Measurement Period. The payment of the Mid-Term Award will be in cash or, at the Company's election, in an equivalent value of shares of the Company's Common Stock, subject to the stockholder approval of the issuance of such shares, if required.

         1999 Awards - On March 16, 1999, the Compensation Committee approved Annual Performance Objectives for 1999 based on earnings per share for corporate level Participants, and earnings per share and earnings before interest and taxes (after a charge for the cost of capital) for divisional Participants, and directly related threshold, target and maximum bonus levels for the Participants in the Annual Cash Program. No incentive has yet been earned by any Participant and the amount of incentive awards that will be paid out, if any, will not be known until actual achievement of the Annual Performance Objectives is measured at the end of 1999. The Compensation Committee also established as the Performance Objective for all participants in the Mid-Term Program the total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index for the three-year period from 1999 through 2001 and granted Performance Units that can be earned based on the achievement of this Mid-Term Performance Objective, with the grants to the Company's executive officers being conditioned on approval of the Incentive Compensation Plan Amendment.

         1998 Awards - On March 3, 1998, the Compensation Committee approved Annual Performance Objectives for 1998 based on earnings per share for corporate level Participants and earnings per share and earnings before interest and taxes (after a charge for the cost of capital) for divisional Participants, and directly related threshold, target and maximum bonus levels for the Participants in the Annual Cash Program. On March 3, 1998, the Compensation Committee also approved Mid-Term Performance Objectives for the three-year period from 1998 through 2000 based on cumulative earnings per share and total return to stockholders as compared to the Industrial Component of the Standard & Poor's Midcap 400 Index and granted Performance Units that can be earned based on the achievement of these Mid-Term Performance Objectives. The amount of incentive awards paid out for 1998 pursuant to the Annual Cash Program, the amount of incentive compensation paid out pursuant to 1996 grants of Performance Units under the Mid-Term Program measured at the end of 1998 and the number of Performance Units granted by the Company in 1998 and 1999 to the individuals named in the Summary Compensation Table, all executive officers as a group, all directors who are not executive officers as a group and all employees who are not executive officers as a group are set forth in the table below:

                                                  Cash Awards Pursuant
                                 Annual              to 1996 Grants            1998 Target            1999 Target
           Name                Cash Awards        of Performance Units      Performance Units      Performance Units
           ----                -----------        --------------------      -----------------      -----------------
R. N. Pokelwaldt             $    947,556                    $0                  11,676                13,727
J. R. Tucker                      750,000                     0                   7,089                 8,824
M. R. Young                       547,733                     0                   5,338                 6,275
S. R. Amos                        361,390                     0                   3,781                 4,706
P. C. Spellar                     215,899                     0                   4,003                 4,942
Executive Group                 1,316,991                     0                  14,982                20,471
Non-Executive                           0                     0                       0                     0
   Director Group
Non-Executive                  12,081,657                     0                  92,883                52,164
   Officer Employee


  Group


The amount of incentive compensation that may be payable under the 1998 and 1999 grants of Performance Units pursuant to the Mid-Term Program of the Incentive Compensation Plan, if any, cannot be determined at this time since any such amount will depend on the extent to which the Mid-Term Performance Objectives are met and the Company's Common Stock price at the end of the Measurement Period. Depending on the extent of achievement, from 0% to 200% of the Performance Units granted can be earned.

         Transferability

         No right under the Incentive Compensation Plan is subject to anticipation, sale, assignment, encumbrance or transfer other than by will or the laws of intestate succession.

         Termination of Employment

         Except as described below, a Participant must remain employed by the Company until the last day of the fiscal year to receive an Annual Cash Award, if any, or until the end of an applicable Measurement Period to receive a Mid-Term Incentive Award, if any. If a Participant voluntarily terminates his or her employment with the Company or is terminated for Cause (as defined in the Incentive Compensation Plan) before such dates, all rights to the Annual Cash Award or Mid-Term Incentive Award will be forfeited.

         If a Participant dies, incurs a disability, retires or is terminated other than for Cause, such Participant will be entitled to a pro-rated Annual Cash Award or Mid-Term Incentive Award. Pro-rated awards are payable at the same time as those paid to other Participants receiving full awards.

         Change of Control

         In the event of a Change of Control (as defined in the Incentive Compensation Plan) the Incentive Compensation Plan will automatically terminate and each Participant's achievement of the objectives required to receive an Annual Cash Award and Mid-Term Incentive Award under the Incentive Compensation Plan will be measured as of the end of the fiscal month immediately preceding the date of the Change of Control.

         The Board of Directors recommends a vote FOR approval of the Incentive Compensation Plan Amendment.


                                  PROPOSAL FOUR
                             INDEPENDENT ACCOUNTANTS

      The Board of Directors of the Company has selected and recommends the ratification of the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

      Representatives of KPMG LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR ratification of the appointment of the independent accountants.


                       VOTE REQUIRED TO APPROVE MATTERS

      A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the outstanding shares of the Common Stock of the Company. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting in accordance with Delaware law. Abstentions, "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and votes withheld will be treated as present for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote on the election of Directors and the ratification of appointment of auditors.

      The election of each Director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast. The approval of Proposal Two (the Employee Stock Purchase Plan), Proposal Three (the Investment Plan Amendment), and Proposal Four (the appointment of the auditors) requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting. Abstentions will not be deemed votes cast and broker non-votes will be deemed not entitled to vote and disregarded with respect to matters to be voted upon at the Annual Meeting other than the election of Directors and the ratification of appointment of auditors.


                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholder proposals to be included in the Company's proxy material for the 1999 Annual Meeting of Stockholders must be received at the Company's principal executive offices not later than November 29, 1999.

      Pursuant to a Company By-Law, no business, including a nomination for election as a Director, may be brought before an annual or special meeting of stockholders by any stockholder unless the stockholder is a stockholder of record and has given written notice of the business to the Company's Secretary not earlier than 90 days nor later than 60 days in advance of the anniversary of the date of the immediately preceding annual meeting or if the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and
(ii) the tenth day following the date on which public announcement of the date of such meeting is first made. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for Director, the nominee. A copy of the By-Laws may be obtained by any stockholder from the Secretary of the Company at the address set forth in the accompanying notice.


                                OTHER BUSINESS

      As of the date of this proxy statement, the Company does not intend to bring any other matters before the 1999 Annual Meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the 1999 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.


                                             JANE G. DAVIS
                                             Vice President, Secretary and
                                             General Counsel


March 25, 1999

                                                                       Exhibit A

                            AMENDMENT NO. 3 TO THE
                        YORK INTERNATIONAL CORPORATION
                       1992 EMPLOYEE STOCK PURCHASE Plan


           On behalf of York International Corporation (the "Company"), the Board of Directors of the Company (the "Board") at its meeting on __________________, 199__, pursuant to the authority granted it under Section 13 of the Plan, wishes to amend the York International Corporation 1992 Employee Stock Purchase Plan (the "Plan") to adopt the following amendment, subject to shareholder approval, effective January 1, 1999, as follows:

           1. Section 4 is hereby amended and restated in its entirety to read as follows:

               "4.  STOCK SUBJECT TO THE PLAN

                    The stock subject to options under the Plan shall be shares of the Company's Common Stock and may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company and held as treasury stock. The aggregate amount of stock for which options may be granted under the Plan shall not exceed 2,000,000 shares, subject to adjustment in accordance with
               Section 12. In the event that an option granted under the Plan to any Participant is terminated unexercised as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan."

           2.  In all other respects, the Plan is hereby ratified and confirmed.


                                   * * * * *

         IN WITNESS WHEREOF, the Board has caused this Amendment No. 3 to be executed under seal by its duly authorized representative.


WITNESS/ATTEST:                YORK INTERNATIONAL CORPORATION
                               BOARD OF DIRECTORS

                               By:
--------------------------        ----------------------------------

Print Name:                    Print Name:
           ---------------                --------------------------

                               Title:
                                     -------------------------------

                               Date:
                                    --------------------------------

================================================================================

                                                           Exhibit "B"


                         York International Corporation
                        1996 Incentive Compensation Plan
                (Amended and Restated Effective January 1, 1999)

================================================================================

     The purpose of the York International Corporation 1996 Incentive Compensation Plan (the "Plan") is to give certain management and key employees who are in a position to contribute materially to the success and profitability of York International Corporation (the "Company") an incentive and reward for doing so; and to assist the Company in attracting and retaining the highest caliber of management and key employees. This will be accomplished through incentive compensation in the form of annual cash awards and mid-term performance unit allocations.

     The Plan, as amended, is subject to shareholder approval.

Article 1 - Definitions.
-----------------------

For purposes of the Plan, the following terms shall have the meaning indicated:

1.1. Annual Cash Award - the annual award granted a Participant under the Annual
     -----------------
Program.
           1.2.  Annual Performance Objectives - the performance objectives
                 -----------------------------
set forth in Section 3.2 used to determine Annual Cash Awards.

           1.3.  Annual Program - the annual cash program portion of the
                 --------------
Plan set forth in Article 3.

           1.4.  Annual EV Amount - the annual expected value amount under
                 ----------------
Article 3 for a Participant for a Fiscal Year.

           1.5.  Board - The Board of Directors of York International
                 -----
Corporation.

           1.6.  Change of Control - any one or more of the following:
                 -----------------

           (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (c) of this Section 1.6; or

           (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board') cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

           (c) consummation of a reorganization, merger or consolidation involving the Company or any subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such

Business Combination, (A) either (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transactions owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock or (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination and (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or

           (d)  a complete liquidation or dissolution of the Company.

     1.7.  Code - the Internal Revenue Code of 1986, as amended.
           ----

     1.8.  Company - York International Corporation and except for purposes of
           -------
Sections

1.6 and 1.14, any other company which is a subsidiary within the meaning of Section 424(f) of the Code with respect to York International Corporation.

     1.9.  Compensation Committee - the compensation committee of the Board
           ----------------------
appointed by the Board that is solely composed of two or more persons who are "outside directors" in accordance with the meaning of Treasury Regulation (S) 1.162-27(e)(3) and "disinterested persons" in accordance with the meaning set forth in Rule 16b-3 of the Exchange Act.

     1.10. Covered Employee - any individual who is, or is determined by the
           ----------------
Board to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code, as amended.

     1.11. Disability - an inability to perform the duties assigned by the
           ----------
Company to the Participant by reason of any medically determined physical or mental impairment which has lasted for a continuous period of more than six months.

     1.12. Effective Date - January 1, 1996.
           --------------

     1.13. Exchange Act - Securities Exchange Act of 1934, as amended.
           ------------

     1.14. Fiscal Year - the fiscal year of the Company.
           -----------

     1.15. Measurement Period - three consecutive Fiscal Years or such other
           ------------------
period selected and established by the Compensation Committee with respect to any Mid-Term Program.

     1.16. Mid-Term EV Amount - the mid-term expected value amount under Article
           ------------------
4 for a Participant for a Measurement Period expressed in Performance Units.

     1.17. Mid-Term Incentive Award - the award earned by a Participant under
           ------------------------
the Mid-Term Program at the end of a Measurement Period.

     1.18. Mid-Term Performance Objectives - the performance objectives set
           -------------------------------
forth in Section 4.2 used to determine Mid-Term Incentive Awards.

     1.19. Mid-Term Program - the mid-term incentive program portion of the Plan
           ----------------
set forth in Article 4.

     1.20. Participant - an individual eligible to participate in the Plan in
           -----------
accordance with Article 2.

     1.21. Performance Unit - a compensation unit granted to a Participant under
           ----------------
the Mid-Term Program at the beginning of the Measurement Period.

     1.22. Plan - The York International Corporation 1996 Incentive Compensation
           ----
Plan.

     1.23. Retirement - termination of employment with the Company on or after
           ----------
the date the employee either attains 62 years of age or attains 55 years of age and completes 10 years of service.

     1.24. Termination of Employment - a termination of employment with the
           -------------------------
Company other than by reason of death, incurring a Disability, or Retirement.

     1.25. Termination for Cause - a Termination of Employment if the employee
           ---------------------
was terminated for (i) providing the Company with materially false representations relied upon by the Company in furnishing information to shareholders, a stock exchange or the Securities and Exchange Commission, (ii) maintaining, an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Company, (iii) misconduct causing a serious violation by the Company of state or federal laws, (iv) theft of Company funds or assets, or (v) conviction of a crime involving moral turpitude.

Article 2 - Eligibility.
-----------------------

      (a)  An individual shall be eligible for the Annual Program if he is
(i) a Covered Employee or (ii) a management or key employee who is approved by the Compensation Committee to participate in the Annual Program for the specified Fiscal Year.

      (b) An individual who is hired or has changed position after the beginning of the Fiscal Year shall be eligible for the Annual Program if he is a management or key employee who is approved by the Compensation Committee to participate in the Annual Program for the specified Fiscal Year. Such a Participant shall be entitled to a pro-rated Annual Cash Award as described in Section 3.3(c) for that Fiscal Year payable in the same form and at the same time as Annual Cash Awards are paid to other Participants.

      (c) An individual shall be eligible for the Mid-Term Program if he is (i) a Covered Employee or (ii) a management or key employee who is approved by the Compensation Committee to participate in the Mid-Term Program for the specified Measurement Period. An individual who previously received an award under the Mid-Term Program, but is not currently eligible to do so will nonetheless participate in the Mid-Term Program with respect to Performance Units previously granted until such Mid-Term Incentive Award is paid out or such Performance Units are forfeited.

      (d) An individual who is hired or has changed position after the beginning of a Measurement Period shall be eligible for the Mid-Term Program if he is a management or key employee who is approved by the Compensation Committee to participate in the Mid-Term Program for the specified Measurement Period. Such a Participant shall be entitled to a pro-rated Mid-Term Incentive Award as described in Section 4.3(c) for that Measurement Period payable in the same form and at the same time as Mid-Term Incentive Awards are paid to other Participants for that Measurement Period.

Article 3 - Annual Cash Program.
-------------------------------

3.1.       Annual Cash Award Grants
           ------------------------

                 (a) Annual Cash Awards shall be determined in accordance with pre-established Annual Performance Objectives as described in Section 3.2. Once established, the Compensation Committee shall not have discretion to modify the terms of the Annual Cash Awards. It is intended that all Annual Cash Awards under the Plan to Covered Employees will satisfy the requirements for deductibility under Section 162(m) of the Code.

                 (b) Not later than 90 days after the beginning of the Fiscal Year (or, if earlier, the date as of which 25% of the Participant's period of service for the Fiscal Year has elapsed), the Compensation Committee will approve the Annual EV Amount for each Participant's Annual Cash Award. The Annual EV Amount will be based on several factors, including market competitive date, job responsibilities, and the aggressiveness of the financial budget relative to prior year performance and other economic factors. The Compensation Committee shall approve in writing a schedule setting forth the percentage of Annual EV Amount payable based on the level of performance objectives achieved.

                 (c) At the end of a Fiscal Year the Compensation Committee shall approve the payment to each Participant of his Annual Cash Award, if any. The Annual Cash Award shall be based on the degree to which the predetermined Annual Performance Objectives for that Fiscal Year are achieved. Prior to the payment of any annual Cash Awards the Compensation Committee shall certify the degree of achievement of the applicable Annual Performance

Objective. The maximum amount payable to any individual Participant as an Annual Cash Award for a Fiscal Year shall be $2,000,000.

     3.2.  Annual Performance Objectives.  Annual Performance Objectives shall
           -----------------------------

be developed through the Company's business planning process and shall be approved by the Compensation Committee in writing not later than 90 days after the beginning of the Fiscal Year. The Annual Performance Objectives shall be composed of one or more of the following: fully diluted earnings per share, division earnings before interest and taxes (after a pro-forma charge for the cost of capital), revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, change in working capital, return on capital, cashflow, total shareholder return or, for Participants other than Covered Employees, other objectively measurable goals approved by the Compensation Committee. In establishing the goals, the Compensation Committee will keep in mind the requirement of Reg. (S) 1.162-27(e)(2) that the outcome must be substantially uncertain at the time the Annual Performance Objectives are established. The attainment of Annual Performance Objectives will not be impacted by extraordinary, unusual, or non-recurring items; or changes in Generally Accepted Accounting Principles. A different combination of goals may be used for different Participants or different positions (including differences between corporate and division positions). The goals used may vary for each Fiscal Year. However, the specific goals to be used for a Participant or a class of Participants for a specific Fiscal Year shall be approved in writing by the Compensation Committee.

     3.3.  Forfeitability of Annual Cash Award.
           -----------------------------------

           (a) Except as provided in Section 3.3(b) and Article 5, a Participant must remain employed by the Company until the last day of the Fiscal Year to receive his Annual Cash Award, if any. If a Participant has a termination of Employment which is a Termination for

Cause or which is voluntary prior to the end of the Fiscal Year, all rights to the Annual Cash Award for that Fiscal Year shall be forfeited.

           (b) If a Participant dies, incurs a Disability, has a Retirement or has a Termination of Employment other than a termination described in 3.3(a) before the end of the Fiscal Year or takes an unpaid leave of absence of longer than 30 days during the Fiscal Year, then such Participant shall be entitled to a pro-rated Annual Cash Award for that Fiscal Year as described in Section 3.3(c), payable at the same time applicable to other Participants.

           (c) The amount of the pro-rated Annual Cash Award referred to in
Section 3.3(b) shall be equal to the product of (i) the amount of the Annual Cash Award for that Participant determined under Section 3.1 and 3.2 and (ii) a fraction, the numerator of which is the number of completed calendar months of service performed (in the case of a Disability, the number of completed months through the date of Disability) by the Participant for the Fiscal Year and the denominator of which is twelve.

     3.4.  Payment of Annual Cash Award.  A Participant's Annual Cash Award for
           ----------------------------
a Fiscal Year shall be paid in a single cash payment within 75 days of the end of that Fiscal Year.

Article 4 - Mid-Term Program.
----------------------------

     4.1. Performance Units Grants
          ------------------------

           (a) The Mid-Term Incentive Award shall be granted in the form of Performance Units. Once established, the Compensation Committee shall not have discretion to modify the terms of the Performance Units except as provided in section 4.1(d). It is intended that all payments hereunder to Covered Employees will satisfy the requirements for deductibility under Section 162(m) of the Code.

           (b) The number of each Participant's Performance Units granted as his Mid-Term EV Amount for the Measurement Period shall be approved by the Compensation Committee no later than 90 days after the commencement of the Participant's period of service during the Measurement Period. The Mid-Term Award shall be based on the degree to which the predetermined Mid-Term Performance Objectives for that Measurement Period are achieved. The Compensation Committee shall approve in writing a schedule setting forth the percentage of Mid-Term EV Amount payable based on the level of performance objective achieved.

           (c) At the end of the Measurement Period, the Compensation Committee shall approve the payment to each Participant of his Mid-Term Incentive award, if any. Prior to the payment of any Mid-Term Incentive Awards, the Compensation Committee shall certify that degree of achievement of the applicable Mid-Term Performance Objectives. The maximum amount payable to any individual Participant as a Mid-Term Incentive Award for a given Measurement Period is 100,000 Performance Units.

           (d) The amount of a Participant's Performance Units and the maximum number of Performance Units payable hereunder, shall be adjusted to reflect changes in corporate capitalization, such as a stock split or a corporate transaction such as a merger, spin-off or corporate split-up, reorganization, consolidation or partial or complete liquidation, which occurs during the Measurement Period.

     4.2.  Mid-Term Performance Objectives.
           -------------------------------

     The Mid-Term Performance Objectives shall be developed through the Company's business planning process and shall be approved by the Compensation Committee in writing not later than 90 days after the beginning of the Measurement Period to which they apply. The Mid-Term Performance Objectives shall be composed of one or more of the following: cumulative earnings per share over a specified period, fully diluted earnings per share, division earnings before interest and taxes (after a pro-forma charge for the cost of capital), revenue, sales, profit after tax, gross profit, operating profit, unit volume, return on equity, change in working capital, return on capital, cashflow, total shareholder return, total return to shareholders as compared to a relevant index of publicly traded companies as approved by the Compensation Committee or, for Participants other than Covered Employees, other objectively measurable goals approved by the Compensation Committee. The achievement of Mid-Term Performance Objectives shall not be impacted by any extraordinary, unusual or non-recurring items; or changes in Generally Accepted accounting Principles. In establishing the goals, the Compensation Committee will keep in mind the requirements of Reg. (S) 1.162-27(e)(2) that the outcome must be substantially uncertain at the time the Mid-Term Performance Objectives are established. A different combination of goals may be used for different Participants or different positions (including differences between corporate and division positions). The goals used may vary for each Measurement Period. However, the specific goals to be used for a Participant or a class of Participants for a specific measurement Period shall be approved in writing by the Compensation Committee.

     4.3.  Forfeitability of the Mid-Term Incentive Award.
           ----------------------------------------------

           (a) Except as provided in Section 4.3(b) and Article 5, a Participant must remain employed by the Company until the end of the applicable Measurement Period to receive his Mid-Term Incentive Award. If the Participant has a Termination of Employment which is a Termination for Cause or which is voluntary prior to the end of the applicable Measurement Period, all rights to the Mid-Term Incentive Award shall be forfeited.

           (b) If a Participant dies, incurs a Disability, has a Retirement or has a termination of Employment other than a termination described in Section 4.3(a) before the end of the applicable Measurement Period or takes an unpaid leave of absence of longer than 30 days during the Measurement Period, or takes an unpaid leave of absence of longer than 30 days during the Measurement Period, then such Participant shall be entitled to a pro-rated Mid-Term Incentive Award for the Measurement Period, as described in Section 4.3(c).

           (c) The amount of the pro-rated Mid-Term Incentive Award referred to in Section 4.3(b) shall be equal to the product of (i) the amount of the Mid-Term Incentive Award for that Participant determined under Section 4.1 and 4.2 and (ii) a fraction, the numerator of which is the number of completed calendar months of service performed (in the case of a Disability, the number of completed months through the date of Disability) by the Participant for the Measurement Period and the denominator of which is the number of months in the Measurement Period.

     4.4.  Payment of Mid-Term Incentive Award.  The payment of the Mid-Term
           -----------------------------------
Incentive Award, if any, will be made in cash within 75 days after the end of the Measurement Period. The value of each Performance Unit shall be equal to the average of the closing sale prices of the Company's common stock during the 120 consecutive trading days immediately preceding the last day of the Measurement Period. At the Company's election, payment may be made in an equivalent value of shares of the Company's common stock, subject to shareholder approval of the issuance of such shares, if required.

Article 5 - Change of Control.
-----------------------------


      5.1.  Effect of Change of Control.  In the event of a Change of Control,
            ---------------------------
the Plan shall terminate and the Participants' right to receive an Annual Cash Award and Mid-Term Incentive Awards under the Annual Program and any Mid-Term Programs then in effect shall be measured as of the end of the fiscal month immediately preceding the date of the Change of Control pursuant to Sections 5.2 and 5.3.

      5.2.  Measurement of Achievement under Annual Program.
            -----------------------------------------------

            (a) To the extent the percentage of an Annual Performance Objective that was anticipated to be achieved as of the date for measurement set forth in Section 5.1 can be ascertained from the financial operating budget on which the Annual Program was based, achievement of such Annual Performance Objective shall be measured based on actual achievement as of such time versus anticipated achievement as of such time.

      (b) In the event Section 5.2(a) above shall not apply, if any Annual Performance Objective is based on a measure which is not subject to proration, achievement of such Annual Performance Objective shall be measured as of the date set forth in Section 5.1 above. To the extent any Annual Performance Award is capable of proration, achievement of such Annual Performance Objective shall be measured as of the date set forth in Section 5.1 on a prorated basis. The prorated Annual Performance Objective shall be equal to the product of the (i) the Annual Performance Objective and (ii) a fraction, the numerator of which is the number of fiscal months elapsed under the Annual Program and the denominator of which is twelve.

5.3. Measurement of Achievement under Mid-Term Programs.
     --------------------------------------------------

     (a) Achievement of that portion of any Mid-Term Incentive Awards outstanding as of the date of a Change in Control that is based on performance against an index shall be measured against such index as of the date set forth in Section 5.1 above.

     (b) To the extent the percentage of a Mid-Term Performance Objective that was anticipated to be achieved as of the date for measurement set forth in
Section 5.1 can be ascertained from the long-term plan on which the Mid-Term Program was based, achievement of such Mid-Term Performance Objective shall be measured based on actual achievement as of such time versus anticipated achievement as of such time.

     (c) In the event that Sections 5.3(a) or 5.3(b) shall not be applicable, if any Mid-Term Performance Objective is based on a measure which is not subject to proration, achievement of such Mid-Term Performance Objective shall be measured as of the date set forth in Section 5.1 above. To the extent any such Mid-Term Performance Objective is capable of proration, achievement of such Mid-Term Performance Objective shall be measured as of the date set forth in Section
5.1 on a prorated basis. The prorated Mid-Term Performance Objective shall be equal to the product of (i) the Mid-Term Performance Objective and (ii) a fraction, the numerator of which is the number of fiscal months elapsed in the Measurement Period and the denominator of which is the total number of fiscal months in the Measurement Period.

     5.4.  Payment of Awards.  To the extent any Annual Cash Award or Mid-Term
           -----------------
Incentive Award has been earned, based on the methods of measurement set forth in Sections 5.2 and 5.3 above, respectively, such Annual Cash Award or Mid-Term Incentive Award shall be payable without any further approval by the Compensation Committee and without proration based on the amount of time elapsed under either the Annual Program or any Mid-Term

Program. All payments shall be made as soon as practicable after the Change in Control, but in no event later than forty-five (45) days after the Change in Control. For purposes of payment under the Mid-Term Program, the stock price on which payment is based shall be the price of the Company's common stock on the date of the Change in Control.

Article 6 - General.
-------------------

6.1. Nonassignability of Incentive Awards.  No right under the Plan shall be
     ------------------------------------
subject to anticipation, sale, assignment, encumbrance or transfer other than by will or the law as of intestate succession.

     6.2.  Unsecured Interest.  A Participant shall have no interest in any fund
           ------------------
or specified asset of the Company. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company, and no person or entity other than the Company shall, by virtue of the provision of this Plan, have any interest in such assets. No right to receive payments from the Company pursuant to this Plan shall be greater than the right of any unsecured creditor of the Company.

     6.3.  No Right or Obligation of Continued Employment.  Nothing contained in
           ----------------------------------------------
the Plan shall require the Company or a related company to continue to employ a Participant, nor shall the Participant be required to remain in the employment of the Company or a related company.

     6.4.  Withholding.  The Company shall withhold all required local, state
           -----------
and federal and foreign taxes from the amount of any award. If awards are made in stock, the employee may deliver shares in satisfaction of the tax.

     6.5.  Amendment and Termination of the Plan.  The Plan may be amended or
           -------------------------------------
terminated at any time by the Board or by the Compensation Committee as delegated by the Board, provided that such termination or amendment shall not, without the consent of any Participant, affect such Participant's rights with respect to awards previously awarded to him. With the consent of the Participant affected, the Board, or by delegation of authority by the Board, the Committee, may amend outstanding awards in a manner not inconsistent with the Plan. Further, no amendment which would require shareholder approval under
Section 162(m) of the Internal Revenue Code shall be made without that approval.

     6.6.  Binding on Successors.  The obligations of the Company under the
           ---------------------
Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term "Company," whenever used in the Plan, shall mean and include any such organization after the succession.

     6.7.  References.  Any masculine personal pronoun shall be considered to
           ----------
mean also the corresponding feminine or neuter personal pronoun, as the context requires.

     6.8.  Applicable Law.  The Plan shall be governed by and construed in
           --------------
accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the York International Corporation 1996 Incentive Compensation Plan, as amended and restated, is, by the authority of the Board of Directors of the Corporation, executed as of the _______ day of ________ , 1999.


Attest                                 YORK INTERNATIONAL CORPORATION


                                       By:
------------------------------            --------------------------------------
Secretary

[Corporate Seal]

                                   Appendix











                        YORK INTERNATIONAL CORPORATION

                       GENERAL AND FINANCIAL INFORMATION

                                     1998

                                   Contents

DESCRIPTION OF BUSINESS ................................................   a3
MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS ............................   a4
INDEPENDENT AUDITORS' REPORT ...........................................   a4
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA ...........................   a5
MANAGEMENT'S DISCUSSION AND ANALYSIS ...................................   a6
FINANCIAL STATEMENTS ...................................................  a13
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................  a17
SUMMARY OF QUARTERLY RESULTS ...........................................  a30
TRADING AND DIVIDEND INFORMATION .......................................  a30
INVESTOR AND STOCKHOLDER INFORMATION ...................................  a31
CORPORATE DATA .........................................................  a31
DIRECTORS AND OFFICERS .................................................  a32

                                      a2

                            Description of Business


York International Corporation (the Company) is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. The Company believes it is the third largest manufacturer and marketer of such products in the United States and one of the leading companies in the HVAC&R industry internationally. The Company's air conditioning systems range from a one ton* unit for a small residence to the 59,000 ton system installed in the New York World Trade Center. In 1998, the Company's products were sold in over 100 countries through over 750 sales and distribution facilities and are in use in such diverse locations as the Kuala Lumpur City Centre in Malaysia, the British Houses of Parliament, the Tokyo World Trade Center, the Pentagon, NASA's Vehicle Assembly Building at Cape Canaveral, NASA's Johnson Space Center, the Los Angeles International Airport, the Jeddah Airport, the Overseas Union Bank Centre in Singapore, the Sydney Opera House, the National Library Complex in Beijing, the Atlantic City Convention Center, the English Channel Eurotunnel, the Hong Kong Exposition Centre and the Lantau Airport Railway System in Hong Kong.

The Company was founded in 1874 in York, Pennsylvania. From 1956 until 1986 the Company was a part of Borg-Warner Corporation ("Borg-Warner"). In 1986 it was spun off to Borg-Warner shareholders and became an independent, publicly held company. In 1988 the Company was purchased in a leveraged buyout by a corporation organized by affiliates of Citicorp Investments Inc. ("CII") and two investors (the "Acquisition"). In October 1991, the Company completed an initial public offering of its Common Stock and in 1992 CII and the other non-management investors in the Acquisition sold their remaining shares in a public offering.

Headquartered in York, Pennsylvania, the Company has manufacturing facilities in 13 states and 12 foreign countries. As of December 31, 1998, the Company employed approximately 20,600 people worldwide.

Unless the context otherwise requires, the terms "Company" and "York" refer to the Company and its consolidated subsidiaries. The Company's principal executive offices are located at 631 South Richland Avenue, York, Pennsylvania 17403, and its telephone number is (717) 771-7890.

Products and Markets

All of the Company's products are in the heating, ventilating, air conditioning and refrigeration (HVAC&R) industry and the Company operates solely in this industry. Within HVAC&R, the Company's products fall into three general categories. The first is Engineered Systems products, consisting of heating, air conditioning and thermal storage equipment designed for commercial applications in retail stores, office buildings, shopping malls, manufacturing facilities, hospitals, universities, airports and marine vessels. The second is Unitary products, consisting of air conditioning and furnace units and hermetic and scroll compressors designed for use in residential and light commercial applications. The third is Refrigeration products, including commercial and industrial refrigeration and gas compression equipment, designed for the food, beverage, chemical and petrochemical processing industries. The Company's engineered systems products and refrigeration and gas compression equipment are designed specifically for the customer's needs and applications.




*The cooling capacity of air conditioning units is measured in tons. One ton of cooling capacity is equivalent to 12,000 BTUs and is generally adequate to air condition approximately 500 square feet of residential space.

                                      a3

 Management's Report on Financial Statements and Independent Auditors' Report


Management's Report on Financial Statements

To the Stockholders of York International Corporation:

The management of York International Corporation is responsible for the preparation of the accompanying financial statements. In management's opinion, the financial statements have been prepared in conformity with generally accepted accounting principles. The Company believes that the accounting systems and related controls that it maintains are sufficient to provide reasonable assurance that financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems and controls are tested and evaluated regularly by the Company's internal auditors as well as by the independent auditors in connection with their annual audit.

The directors of York International Corporation have established an Audit and Finance Committee currently comprised of three outside directors. The Audit and Finance Committee meets with management, the internal auditors and the independent auditors and monitors generally the accounting affairs of the Company. The Audit and Finance Committee also recommends to the stockholders the selection of the independent auditors.



/s/ Robert N. Pokelwaldt                /s/ Benson K. Woo
Robert N. Pokelwaldt                    Benson K. Woo
Chairman of the Board and               Vice President and
Chief Executive Officer                 Chief Financial Officer

February 15, 1999


Independent Auditors' Report

The Board of Directors and Stockholders, York International Corporation:

We have audited the accompanying consolidated balance sheets of York International Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of York International Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Harrisburg, Pennsylvania
February 15, 1999

                                      a4

                 Five Year Summary of Selected Financial Data


(in thousands, except per share data
and Other Information)                                       1998           1997           1996           1995            1994
-------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:
  Net sales                                           $ 3,289,201    $ 3,193,657    $ 3,218,534    $ 2,929,948     $ 2,421,864
  Gross profit                                            722,936        636,226        685,857        629,379         508,660
  Income from operations before
     impairment loss on long-lived assets                 228,704        114,002        238,384        222,803         171,967
  Impairment loss on long-lived assets (a)                     --             --             --        244,473              --
  Interest expense, net                                    41,527         40,876         34,544         41,412          29,188
  Income (loss) before income taxes                       187,303         78,468        204,463        (70,782)        144,447
  Provision for income taxes                               50,810         31,075         56,554         25,290          54,677
  Net income (loss) (a)                                   136,493         47,393        147,909        (96,072)         89,770
  Basic earnings (loss) per share of common stock            3.38           1.11           3.43          (2.38)           2.43
  Diluted earnings (loss) per share of common stock          3.36           1.10           3.37          (2.38)           2.40
  Cash dividends per share                                   0.48           0.48           0.36           0.24            0.16
  Weighted average common shares and
    common equivalents outstanding:
      Basic                                                40,402         42,550         43,136         40,321          36,901
      Diluted                                              40,622         43,040         43,950         40,321          37,397
  Capital expenditures                                $    64,638    $    66,854    $    73,576    $    66,242     $    81,625
  Depreciation and amortization                            57,785         52,776         48,581         42,841          34,030
  Amortization of deferred charges                         17,059         15,978         18,410         18,643          15,635
Balance Sheet Data:
  Working capital                                     $   521,054    $   535,123    $   524,143    $   393,063     $   236,443
  Total assets                                          2,106,538      1,996,298      2,074,771      1,927,002       1,587,980
  Long-term debt                                          362,724        452,344        313,641        314,246         280,627
  Stockholders' equity                                    730,799        646,285        780,377        624,814         526,930
Other Information:
  Employees                                                20,600         20,300         20,100         19,000          15,900
  Backlog (in thousands)                              $   879,473    $   834,466    $   845,076    $   868,640     $   778,700
  Total debt as a percent of total capital                   36.2%          44.7%          36.2%          39.1%           39.8%
  Current ratio                                              1.66           1.78           1.68           1.50            1.39
  Book value per share                                 $    18.27     $    15.91     $    17.89     $    14.51      $    14.03
-------------------------------------------------------------------------------------------------------------------------------

(a)  In 1995, the Company adopted Statement of Financial Accounting Standards
     (SFAS) 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," resulting in a charge of $244.5 million to operations.

                                      a5

        Management's Discussion and Analysis of Financial Condition and
                             Results of Operations


RESULTS OF OPERATIONS

The following table sets forth sales by product group and geographic market:

(in thousands)                          1998           1997           1996
================================================================================
Engineered Systems Group         $ 1,408,091      $ 1,396,436      $ 1,319,306
Unitary Products Group             1,481,760        1,392,378        1,417,782
Refrigeration Products Group         447,499          447,093          510,399
Eliminations                         (48,149)         (42,250)         (28,953)
--------------------------------------------------------------------------------
   Sales                         $ 3,289,201      $ 3,193,657      $ 3,218,534
--------------------------------------------------------------------------------
U.S.                                      58%              58%              54%
International                             42%              42%              46%
--------------------------------------------------------------------------------
   Total                                 100%             100%             100%
--------------------------------------------------------------------------------

In June 1997, The Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement requires the Company to report certain financial and other information about its business segments, products and services, the geographic areas in which it operates and its major customers. The objective of this statement is to help users of financial statements better understand the enterprise's performance, better assess its prospects for future net cash flows and make more informed judgements about the enterprise as a whole. See note 15 to the consolidated financial statements for this disclosure.

Management's discussion of results for 1998 as compared to 1997 has been restated to conform with SFAS No. 131. As discussed in note 15 to the consolidated financial statements, other than sales, 1996 information has not been restated to comply with SFAS 131, as the information is not readily available. Consequently, to maintain consistency, information included in the section "Results of Operations 1997 as Compared with 1996" has not been restated.

Results of Operations 1998 as Compared with 1997

Sales for the year ended December 31, 1998 increased 3.0% to $3,289.2 million from $3,193.7 million for 1997. (See table above which shows sales by business segment and geographic market, and note 15 to the consolidated financial statements for additional information.) Sales levels increased for all business groups. Order backlog at December 31, 1998 was $879.5 million compared to $834.5 million as of December 31, 1997.

Engineered Systems Group sales increased 0.8% to $1,408.1 million primarily due
------------------------
to increased volume in the domestic service and equipment business and continued growth and expansion in Latin America. These increases were offset by a decline in the Asian market and lost sales as a result of the accident at the Grantley factory in York, PA. (See additional disclosure in note 17 to the consolidated financial statements.)

Unitary Products Group sales increased 6.4% to $1,481.8 million primarily due to
----------------------
improved volume in the unitary equipment markets in North America and Latin America and continued growth and expansion in Latin American markets.

Refrigeration Products Group sales were basically flat at $447.5 million
----------------------------
primarily due to the sale of the German Commercial Refrigeration business in the second quarter of 1997. Excluding the sale of this business, refrigeration product sales improved approximately 6% primarily due to stronger sales levels in the second half of 1998 in Europe and North America.

From a geographic perspective, domestic sales increased 3.2% to $1,898.6 million and international sales increased 2.6% to $1,390.6 million.

Gross profit in 1998 increased 13.6% to $722.9 million (22.0% of sales) from $636.2 million (19.9% of sales) in 1997. Excluding the non-recurring items in 1997, gross profit as a percent of sales increased 120 basis points. This improvement is due to the performance of the Unitary Products Group; improved performance in manufacturing operations; product mix; and other cost reduction measures. During 1998, the Company recorded credits to cost of goods sold of $25.5 million reflecting expected insurance recovery for certain incremental expenses and losses included in cost of goods sold as a result of the Grantley accident.

Selling, General and Administrative expense (SG&A) decreased 5.4% to $494.2 million (15.0% of sales) in 1998 from $522.2 million (16.4% of sales) in 1997. Excluding the non-recurring items in 1997, SG&A as a percent of sales was flat. The Company is beginning to see benefits from spending to expand and strengthen distribution, particularly in Latin America.

                                      a6

Income from operations in 1998 increased to $228.7 million (7.0% of sales) from $114.0 million (3.6% of sales) in 1997. Excluding the non-recurring items in 1997, operating income as a percent of sales increased 120 basis points.

Engineered Systems Group income from operations increased 5.8% to $125.2 million
------------------------
(8.9% of sales) primarily due to increased volume and performance in the domestic service and equipment business and continued growth and expansion in Latin America. These increases were offset by the decline in the Asian market and profits on lost sales as a result of the accident at the Grantley factory.

Unitary Products Group income from operations increased 36.8% to $140.5 million
----------------------
(9.5% of sales) primarily due to increased volume in the unitary equipment markets in North America and Latin America, improved plant performance, effective implementation of cost reduction programs and continued growth and expansion in Latin American markets.

Refrigeration Products Group income from operations increased 20.6% to $27.4
----------------------------
million (6.1% of sales), primarily due to stronger performance domestically and in Europe in both sales and factory performance. SG&A expenditures were reduced by effective control of spending in all regions and the sale of the German Commercial Refrigeration business.

Net interest expense increased in 1998 1.6% to $41.5 million due to the impact of higher average borrowing rates offset by the benefit of reduced working capital levels.

Equity in earnings of affiliates was $0.1 million in 1998 as compared to $5.3 million in 1997. The 1997 earnings include a net gain of $4.5 million relating to the gain on the sale of an Egyptian air conditioning company reduced by a portion of the non-recurring charge in 1997.

Provision for income taxes of $50.8 million for 1998 relates to both U.S. and non-U.S. operations. The effective rate is 27.1% and reflects a non-recurring benefit recorded in the third quarter relating to export incentives, foreign tax credit planning and other activities outside the U.S., including closures and consolidations. Excluding the non-recurring benefit, the Company's effective tax rate would have been 33%.

Net income, as a result of the above factors, was $136.5 million in 1998 as compared to $47.4 million in 1997.

Results of Operations 1997 as Compared with 1996

Sales for the year ended December 31, 1997 decreased 0.8% to $3,193.7 million from $3,218.5 million for 1996. Revenues increased in the Company's Engineered Systems product group and decreased in the Unitary and Refrigeration product groups. As discussed earlier, information in this section is not restated; comparable 1996 information under the current business segments is not readily available.

Engineered Systems Group sales increased 4.4% primarily due to increased volume
------------------------
in the domestic equipment business, the acquisition of Pace and Gamewell, continued international expansion in Latin America and the Peoples Republic of China, and the introduction of new products. The increase was partially offset by a weak domestic retrofit and replacement chiller market and weakness in the Southeast Asian markets.

Unitary Products Group sales decreased 1.6% due to lower-than-average
----------------------
temperatures in North America and Europe and excess inventory levels in the industry at the beginning of the year. This decrease was partially offset by continued growth in Latin America due to expanded distribution.

Refrigeration Products Group sales decreased 12.2% due to the sale of the German
----------------------------
Commercial Refrigeration business in the second quarter of 1997. This decrease was partially offset due to continued growth in Latin America. The year-over-year revenue performance was consistent in all other areas of the world.

From a geographic perspective, domestic revenue increased 6.5% to $1,838.9 million and international revenue decreased by 9.3% to $1,354.8 million.

The Company recorded the following non-recurring items during 1997: a charge of $13.4 million (recorded in the first quarter) for costs to close the Houston manufacturing facility and downsize the German operations, a gain of $6.0 million (recorded in the third quarter) on the sale of an investment in an Egyptian air conditioning company, and a charge of $62.1 million (recorded in the fourth quarter) for profit improvement initiatives. As part of the Company's profit improvement initiatives, actions were taken to rationalize global capacity by closing and streamlining operations, and to rationalize global distribution and products. The Company expects these actions to increase profitability, strengthen its position in the marketplace and reduce its overall cost structure. The total of these charges was recorded as $28.1 million to Cost of Goods Sold, $45.9 million to SG&A and a gain of $4.5 million to affiliates' earnings.

Gross profit in 1997 decreased 7.2% to $636.2 million (19.9% of sales) from $685.9 million (21.3% of sales) for 1996. The impact of the non-recurring charges accounted for over one-half of the reduction in gross profit and gross profit margin percentage during 1997.

                                      a7

Engineered Systems Group margins decreased due to lower volume of large chiller
------------------------
systems and lower volume of higher margin replacement and retrofit orders in the U.S. market.

Unitary Products Group margins decreased due to lower-than-expected volume in
----------------------
the Unitary products OEM factories and lower-than-expected volume in Europe.

Refrigeration Products Group margins increased due to better overall plant
----------------------------
performance and the impact of the sale of the Commercial Refrigeration business in Germany.

SG&A increased 16.7% to $522.2 million in 1997 (16.4% of sales) from $447.5 million (13.9% of sales) in 1996. The absolute dollar increase was primarily due to the impact of the non-recurring charges. Other factors contributing to the increase include the cost of continued investment in distribution in growing markets, specifically Asia and Latin America, increased research and development spending, costs associated with new product introductions and inflation. Lower-than-anticipated revenues impacted the increase in SG&A as a percent of sales. The Company intends to continue to expand and strengthen its distribution in areas which will benefit future growth.

Net interest expense increased to $40.9 million in 1997 from $34.5 million in 1996, due to both higher average interest rates and higher average borrowing levels.

Provision for income taxes of $31.1 million for the year ended December 31, 1997 relates to both U.S. and non-U.S. operations. The effective rate is 39.6% which is a significant increase over 1996 primarily due to the impact of the $62.1 million fourth quarter charge which included components for which no deferred tax benefits were recorded. The 1997 effective tax rate excluding the impact of the $62.1 million non-recurring charge is consistent with expected rates.

Net income, as a result of the above factors, was $47.4 million in 1997 as compared to $147.9 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

Working capital requirements are generally not limited to, attorneys', consultants' and experts' fees and expenses) of any kind and nature suffered by or asserted against Tenant as a direct or indirect result of any preexisting condition prior to the occupancy of said premises by Tenant or as a direct or indirect result of any condition or violation taking place after the termination of the lease term or Tenant's occupancy of the property. The foregoing indemnification shall survive the expiration or termination of the lease term.

Working capital was $521.1 million and $535.1 million as of December 31, 1998 and 1997, respectively. Accounts receivable increased in 1998 due to higher fourth quarter sales volume and the net receivable to record a portion of the anticipated insurance recovery. Inventory levels were lower at December 31, 1998, than at December 31, 1997, primarily as a result of higher fourth quarter sales volume. The current ratio was 1.66 at December 31, 1998, as compared to
1.78 for December 31, 1997.

Long-term indebtedness was $362.7 million at December 31, 1998, primarily consisting of borrowings of $300 million senior notes and bank lines. As of December 31, 1998, there were no borrowings under the revolving credit facility.

At December 31, 1998, the Company maintained a $500 million Amended and Restated Credit Agreement (the Agreement) expiring on July 31, 2002. The Agreement was amended and restated May 1, 1997. The Agreement provides for borrowings under the facility at LIBOR plus .16% or at specified bid rates and requires a fee of
 .09%. At December 31, 1998, the LIBOR rate was 5.06%. The Agreement, as amended, contains financial and operating covenants requiring the Company to maintain certain financial ratios and standard provisions limiting leverage, investments and liens. The Company is in compliance with these agreements.

The Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provide for borrowings of $269.6 million and $245.2 million at December 31, 1998 and 1997, respectively, of which $202.9 million and $175.5 million, respectively, were unused at December 31, 1998 and 1997. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates.

During the second quarter of 1997, the Company arranged four separate unsecured bank lines similar to commercial paper. These bank lines provide for total borrowings of $295 million which are expected to be reborrowed in the ordinary course of business.

At December 31, 1998 and 1997, the Company had $41.0 million and $169.8 million, respectively, outstanding under these bank lines. The average rate on the bank lines was 5.61% and 5.92% at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, the Company had $300 million and $100 million of Senior Notes outstanding, respectively. On June 1, 1998, the Company issued $200 million of 6.70% fixed rate Senior Notes having a maturity of ten years from the date of issue. The proceeds from the sale of the notes were used to pay down the Company's commercial paper borrowings and bank lines. The $100 million of Senior Notes issued in March 1993 bear interest at a 6.75% fixed rate and are due March 2003.


                                      a8

The Company sold a fractional ownership interest in a defined pool of trade accounts receivable for $100 million in 1998 and 1997. At December 31, 1998 and 1997, the discount rate on the accounts receivable sold was approximately 5.30% and 5.78%, respectively.

Because the Company's obligations under the Amended and Restated Credit Agreement and Receivables Sales Agreement bear interest at floating rates, the Company's interest costs are sensitive to changes in prevailing interest rates.

Based on historical cash flows, the Company believes that it will be able to satisfy its principal and interest payment obligations and its working capital and capital expenditure requirements from operating cash flows together with the availability under the revolving credit facility.

In the ordinary course of business, the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company enters into these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counterparties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions. Financial instruments are more fully discussed in note 2 to the consolidated financial statements and under the caption Market Risk on page 27.

Capital expenditures were $64.6 million in 1998 as compared to $66.9 million in 1997. These expenditures were made primarily to expand capacity, reduce costs and introduce new products. Capital expenditures during 1999 are anticipated to be greater than in 1998 and are expected to exceed annual depreciation and amortization. The anticipated increase is primarily due to expenditures to rebuild the Grantley facility. These expenditures will be funded from a combination of operating cash flows, availability under the revolving credit facility, and insurance coverage.

Cash dividends of $0.48 per share were paid on common stock in 1998 and 1997. The declaration and payment of future dividends will be at the sole discretion of the Board of Directors and will depend upon such factors as the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

Employee stock plans include the 1992 Employee Stock Purchase Plan which authorizes the allocation of 1,500,000 shares of stock for the Plan and the Amended and Restated 1992 Omnibus Stock Plan which authorizes the issuance of up to 7,880,000 shares of the Company's common stock as stock options or restricted share awards. At December 31, 1998, approximately 532,000 options remained available for grant under the Plans.

During 1997, the Board of Directors authorized the Company to purchase up to 6.0 million shares of its common stock. Such stock purchases may be made from time to time in the open market and privately negotiated transactions. During 1998, the Company repurchased 1.1 million shares for $44.0 million.

Company management believes that these employee stock plans provide valuable incentives to a broad range of York employees by giving them a direct equity interest in the Company. Company management further believes that funding the required shares through share repurchases will mitigate the dilutive impact such employee plans would otherwise have.

INFLATION

Management believes inflation has not had a significant impact on the Company's results of operations for the periods presented. The Company was able to substantially offset the effect of inflation through cost reduction programs in 1998. Management does not anticipate inflation having a significant impact on the future results of operations.

CYCLICALITY

Exposure to cyclicality in the new construction market is mitigated by the Company's emphasis on the service, repair and replacement market and participation in the refrigeration market, each of which is less cyclical. As the installed base of heating, air conditioning and refrigeration equipment has grown and aged, the Company derives a significant portion of its revenue from the service, repair and replacement market. In 1998, 1997 and 1996, respectively, on a worldwide basis, service, repair and replacement revenue accounted for an estimated 44%, 41% and 49% of the Company's total sales, while new construction sales accounted for the remaining 56%, 59% and 51%. The Company expects growth in the service, repair and replacement market over the next several years to outpace growth in the new construction market.


                                      a9

Seasonality

Sales of the Company's Unitary products equipment historically have been seasonal. Demand for residential air conditioning equipment in the new construction market varies according to the season, with increased demand generally in the summer months. Demand in the residential replacement market generally peaks in early summer for air conditioners and in the fall for furnaces. Demand for hermetic compressors in the original equipment market generally increases from January through July as manufacturers increase production to meet anticipated seasonal demand. The Company provides incentives for distributors to purchase products in advance of seasonal sales. These incentives, together with advance production schedules, reduce the impact of seasonal fluctuations on the Company's sales of residential equipment. Requirements for service and repair parts for Engineered Systems products also increase during summer months. The overall effect of seasonality is also dampened by the Company's Engineered Systems and Refrigeration equipment, for which demand is not as seasonal.

Market Risk

The Company is subject to market risk associated with changes in interest rates, foreign currency exchange rates and certain commodity prices. To manage the risk of fluctuations in interest rates the Company's borrowings are a mix of fixed and floating rate obligations. This includes $100 million of Senior Notes that bear interest at a 6.75% fixed rate and are due March 2003 as well as $200 million of Senior Notes with a fixed interest rate of 6.70% which are due June 2008. Short-term borrowings are typically bank loans and commercial paper that is reborrowed in the ordinary course of business. The Company's short-term borrowings maturity dates support seasonal working capital needs. The Company's non-U.S. subsidiaries maintain bank credit facilities for borrowings in their functional currency on a floating rate basis.

The Company has manufacturing facilities in 12 foreign countries and its products are sold in over 100 countries throughout the world. As a result, the Company is exposed to foreign currency risk that future cash flows from transactions in foreign currencies will be negatively impacted by exchange rate changes. To reduce this risk, the Company hedges its foreign currency transaction exposure with forward contracts and purchased options, in accordance with the Company's Treasury Policy and Procedures Manual on hedging (the Policy). These foreign currency forward and option contracts are matched to foreign currency transactions that effectively fix the sales price for finished product or purchase price for raw material components. The Company's local entities are required to hedge these firm commitments with the Corporate Treasury Department. The Corporate Treasury Department evaluates the Company's net position on an overall basis, in accordance with the parameters established in the Policy, and where necessary, hedges the foreign currency exchange exposure risk with an external counter-party using the instruments mentioned previously. The Company mitigates the risk that the counter-party to these agreements will fail to perform by only entering into agreements with major international financial institutions. Foreign currency risk associated with intercompany transactions is mitigated using a multilateral netting process. Any net exposures are hedged as discussed above and in accordance with the Policy.

The Company purchases raw material commodities and is at risk for fluctuations in the market price of those commodities. In connection with the purchase of major commodities, principally copper and aluminum for manufacturing requirements, the Company may enter into commodity forward contracts to effectively fix the cost of the commodity to the Company. These contracts require each settlement between the Company and its counter-party to coincide with cash market purchases of the actual commodity. Settlement proceeds or payments are recognized as an adjustment to the cost of the commodity purchased. The Company does not hedge firm commitments beyond three years.

The Company does not anticipate any material changes in its primary market risk exposures in 1999 and does not hold or issue derivative instruments for trading purposes.

The following table provides information about the fair value of the Company's market-sensitive financial instruments and is a forward-looking statement. All instruments described in the table are non-trading. The Company's borrowings are not included in the table since their carrying amount approximates the fair value of similar debt instruments of comparable maturity and the interest rate market risk is not significant as a result of the management strategies described previously. Refer to note 2 to the consolidated financial statements for additional information. The table presents the Company's market risk exposure to potential changes in the fair value of its foreign currency hedge instruments at December 31, 1998. As discussed previously, the hedged instrument maturity matches the transactional cash flow exposures. These hedged instruments mature in 1999, 2000 and 2001, respectively. The table also illustrates the effect of a 10% appreciation and depreciation of the United States Dollar (USD) on the unhedged position, with the exception of the German Deutsche Mark (DEM) exposure which is based on a 10% appreciation and depreciation of the British Pound Sterling (GBP). Furthermore, the table presents the December 31, 1998 fair value of the Company's total pounds of copper hedged for 1999 and 2000.


                                      a10

Foreign Currency Exposure
---------------------------------------------------------------------------------------------------------------------------
(USD equivalents, in thousands)
---------------------------------------------------------------------------------------------------------------------------
                                   (Short Exposure)   (Short Exposure)    Foreign Currency        USD             USD
                                   Foreign Currency     Hedged as of      Exchange Exposure       10%             10%
Currency                           Exchange Exposure    Dec. 31, 1998       Net of Hedging    Appreciation    Depreciation
---------------------------------------------------------------------------------------------------------------------------
AUD - Australian Dollar                 9,200.00           9,200.00               0.00              0.00         0.00
CLP - Chilean Peso                      5,100.00           2,500.00           2,600.00           (260.00)      260.00
DEM - German Deutsche Mark             11,863.00          11,542.00             321.00            (32.10)       32.10
DKK - Danish Krona                       (789.00)              0.00            (789.00)            78.90       (78.90)
GBP - British Pound Sterling            1,606.00           1,383.00             223.00            (22.30)       22.30
JPY - Japanese Yen                      5,227.00           5,253.00             (26.00)             2.60        (2.60)
NZD - New Zealand Dollar                  608.37             608.37               0.00              0.00         0.00
SGD - Singapore Dollar                  5,900.00           5,900.00               0.00              0.00         0.00
THB - Thailand Baht                     1,557.00           1,557.00               0.00              0.00         0.00
ZAR - South African Rands               2,166.80           2,166.80               0.00              0.00         0.00
---------------------------------------------------------------------------------------------------------------------------

Copper Exposure
---------------------------------------------------------------------------------------------------------------------------
                                                                             Pounds          Notional     Dec. 31, 1998
Year                                                                         Hedged           Amount       Fair Value
===========================================================================================================================
1999                                                                       50,000,000      $42,692,000     $34,346,000
2000                                                                       20,000,000      $17,150,000     $14,660,000
---------------------------------------------------------------------------------------------------------------------------

YEAR 2000 UPDATE

General information and state of readiness

The Company's enterprise-wide Year 2000 (Y2K) Compliance Program (the Program) was initiated in February, 1997. The Company divided the Program into four dimensions: information systems; York International products and services; production equipment and facilities; and supplier capabilities.

As of the end of 1998, the Company was testing, validating, and implementing internal information systems and external information systems interfaces that are Y2K compliant. These activities include, but are not limited to, evaluating existing and new hardware and software and, where necessary, replacing or modifying these system components to be Y2K compliant. In 1996, the Company determined that MAPICS would be the enterprise-wide manufacturing system. Likewise, the Company decided in 1995 to use the Lawson Financial Systems package at all U.S. locations. During the risk assessment phase of the Program, it was determined that by accelerating the deployment of these two system components, the Company would remediate a significant percentage of the Y2K systems issues. Other system components as well as non-manufacturing systems internationally are being modified or replaced to achieve Y2K compliance. Testing and validation is expected to continue into the third quarter of 1999.

The Company's products verification dimension is complete. The Company has determined that its residential products are Y2K compliant and will transition correctly to the year 2000 without manual intervention. In addition, the Company has verified that the vast majority of its commercial and industrial products utilizing York-manufactured or York-designed microprocessor control panels or PLC-based equipment are Y2K compliant.

The Company has conducted an evaluation of its production equipment and process control capabilities in all manufacturing locations and is remediating those few components that are not currently Y2K compliant. Similarly, the Company has evaluated its facilities controls (e.g., elevators, telephone systems, security systems, etc.) to determine Y2K compliance. In most cases those systems were found to be Y2K compliant. In isolated situations where the facilities systems were found to be non-compliant, plans are in place for remediation by the second quarter of 1999.

The Company has required critical suppliers to certify Y2K compliance. Furthermore, the Company is establishing plans to conduct detailed evaluations with critical suppliers to verify compliance. The Company will be evaluating the necessary "Millennium Stock Levels" to be established for parts and materials that are critical to the manufacturing process. The Company will also be developing plans and necessary stock levels for single-source items. The Company will continue to develop further contingency plans throughout 1999 as necessary.


                                      a11

Cost

The Company expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare systems and applications for the year 2000. The cost of testing and conversion of systems and applications will not have a material effect on the Company's results of operations or financial position. A significant proportion of these costs are not likely to be incremental costs to the Company, but rather will represent the redeployment of existing information technology resources or be a component of planned system improvements.

Risks

The Company's failure to correct or develop an adequate contingency plan to mitigate a material Y2K problem, including problems experienced by suppliers, could result in an interruption in normal business activities or operations. However, the Company is confident that the Compliance Program will allow it to complete a successful transition to the Year 2000. This statement constitutes a Year 2000 readiness disclosure by York International Corporation, under the Year 2000 Information and Readiness Disclosure Act.

Euro Conversion

Management has initiated an internal analysis of and planning for the effect the Euro will have on the operating and financial condition of the Company. The Euro is not expected to have a material effect on the Company's operating results or competitive position. The Company's financial systems are Euro compliant and opportunities will continue to be investigated for European-wide system infrastructures.

Manufacturing Operations

On February 2, 1998, the Company incurred damage to its Grantley manufacturing facility in York, PA, when tanks used for testing ruptured. The accident caused substantial damage to facilities used in steel cutting and rolling operations and heat exchanger production. The Company is rebuilding the facility and fully restoring its production capacity. The Company's rebuilding operations are expected to continue into the second quarter of 1999. For additional information relating to the Grantley facility incident, see note 17 to the consolidated financial statements.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the Standard). The Standard establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities that require a Company to record the derivative instrument at fair value in the balance sheet. Furthermore, the derivative instrument must meet specific criteria or the change in its fair value is to be recognized in earnings in the period of change. To achieve hedge accounting treatment the derivative instrument needs to be part of a well-documented hedging strategy that describes the exposure to be hedged, the objective of the hedge and a measurable definition of its effectiveness in hedging the exposure. The Standard is effective as of the beginning of the first quarter of the fiscal year beginning after June 15, 1999. Adoption of this statement is not expected to have a material effect on the Company's financial statements.

In 1998, the American Institute of Certified Public Accountants (AICPA) issued Statements of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and SOP 98-5, "Reporting on the Cost of Start-Up Activities." These SOPs require that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software and that costs of start-up activities, including organization costs, be expensed as incurred. These statements are effective for fiscal years beginning after December 15, 1998. During 1998, the Company developed an internal accounting policy for the capitalization of certain internal-use software costs as required by SOP 98-1. The Company has determined that adoption of SOP 98-1 and SOP 98-5 will not have a material effect on the Company's financial statements.

Forward-Looking Information - Risk Factors

To the extent the Registrant has made "forward-looking statements," certain risk factors could cause actual results to differ materially from those anticipated in such forward-looking statements including, but not limited to competition, government regulation, environmental considerations and the Year 2000 Compliance Program. Unseasonably cool spring or summer weather in the United States or in Europe could adversely affect the Registrant's UPG residential air conditioning business. The ESG air conditioning business could be affected by a slowdown in the large chiller market and by the level of chlorofluorocarbon (CFC) retrofits. The resolution of the insurance claim for an amount greater than or less than amounts recorded could affect the Company's results. Overall performance of the Registrant was affected by the economic conditions in Asia, and future anticipated performance could be affected by any serious economic downturns in other worldwide markets.

                          Consolidated Balance Sheets

                                                             December 31
                                                             -----------
(in thousands)                                         1998               1997
================================================================================
ASSETS
Current assets:
  Cash and cash equivalents                        $    22,746     $    12,228
  Receivables                                          632,768         555,830
  Inventories                                          536,854         541,114
  Prepayments and other current assets                 118,165         112,448
--------------------------------------------------------------------------------
    Total current assets                             1,310,533       1,221,620
--------------------------------------------------------------------------------
Deferred income taxes                                   30,805          21,869
Unallocated excess of cost over net
  assets acquired                                      337,353         343,854
Investments in affiliates                               20,092          17,660
Property, plant and equipment, net                     374,731         368,642
Deferred charges and other assets                       33,024           2,653
--------------------------------------------------------------------------------
    Total assets                                   $ 2,106,538     $ 1,996,298
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion
    of long-term debt                              $    52,583     $    69,438
  Accounts payable and accrued expenses                670,797         601,573
  Income taxes                                          66,099          15,486
--------------------------------------------------------------------------------
    Total current liabilities                          789,479         686,497
--------------------------------------------------------------------------------
Warranties                                              36,488          36,280
Long-term debt                                         362,724         452,344
Postretirement benefit liabilities                     140,152         133,294
Other long-term liabilities                             46,896          41,598
Stockholders' equity:
  Common stock $.005 par value; 200,000
    shares authorized;
    Issued 44,616 shares in 1998 and 44,057
    shares in 1997                                         223             220
  Additional paid in capital                           700,959         679,180
  Retained earnings                                    290,465         173,375
  Accumulated other comprehensive losses               (58,209)        (47,100)
  Treasury stock, at cost; 4,621 shares in
    1998 and 3,429 shares in 1997                     (199,037)       (153,425)
  Unearned compensation                                 (3,602)         (5,965)
--------------------------------------------------------------------------------
    Total stockholders' equity                         730,799         646,285
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity     $ 2,106,538     $ 1,996,298
--------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements


                                      a13

                     Consolidated Statements of Operations


                                                    Years Ended December 31
                                                    -----------------------
(in thousands, except per share data)       1998              1997             1996
======================================================================================
Net sales                               $ 3,289,201      $ 3,193,657      $ 3,218,534
Cost of goods sold                        2,566,265        2,557,431        2,532,677
--------------------------------------------------------------------------------------
  Gross profit                              722,936          636,226          685,857
Selling, general and administrative
  expenses                                  494,232          522,224          447,473
--------------------------------------------------------------------------------------
  Income from operations                    228,704          114,002          238,384
Interest expense, net                        41,527           40,876           34,544
Equity in earnings of affiliates               (126)          (5,342)            (623)
--------------------------------------------------------------------------------------
  Income before income taxes                187,303           78,468          204,463
Provision for income taxes                   50,810           31,075           56,554
--------------------------------------------------------------------------------------
  Net income                            $   136,493      $    47,393      $   147,909
--------------------------------------------------------------------------------------
Basic earnings per share                $      3.38      $      1.11      $      3.43
Diluted earnings per share                     3.36             1.10             3.37
--------------------------------------------------------------------------------------
Weighted average common shares and
  common equivalents outstanding:
  Basic                                      40,402           42,550           43,136
  Diluted                                    40,622           43,040           43,950
--------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.




                Consolidated Statements of Comprehensive Income



                                                Years Ended December 31
                                                -----------------------
(in thousands)                              1998          1997          1996
================================================================================
Net income                             $ 136,493      $ 47,393       $ 147,909
Other comprehensive losses:
  Foreign currency translation
    adjustments                          (10,324)       23,622          (1,052)
  Minimum pension liabilities
    (net of tax of $386)                    (785)           --              --
--------------------------------------------------------------------------------
  Total other comprehensive losses       (11,109)      (23,622)         (1,052)
--------------------------------------------------------------------------------

Comprehensive income                   $ 125,384      $ 23,771       $ 146,857
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     Consolidated Statements of Cash Flows

                                                              Years Ended December 31
                                                              -----------------------
(in thousands)                                          1998           1997           1996
---------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                         $ 136,493      $  47,393      $ 147,909
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                       57,785         52,776         48,581
    Amortization of deferred charges                    17,059         15,978         18,410
    Provision for doubtful accounts receivable           8,206          6,139          5,718
    Other                                                5,634         (1,638)         7,154
    Change in assets and liabilities net of
      effects from purchase of other companies:
      Receivables                                      (88,430)         2,074         (8,381)
      Inventories                                        4,536         48,562        (92,643)
      Prepayments and other current assets              (6,025)        (3,145)        (9,220)
      Deferred income taxes                             (9,417)        (1,686)         3,390
      Other assets                                     (16,995)         2,245        (11,117)
      Accounts payable and accrued expenses             64,050         (2,422)       (69,203)
      Income taxes                                      47,889        (13,429)           453
      Long term warranties                                 197          2,030          5,316
      Postretirement benefit liabilities                 6,858          4,883          3,776
      Minimum pension liability                           (785)            --             --
      Other long-term liabilities                        6,113         (6,046)        (1,469)
---------------------------------------------------------------------------------------------
Net cash provided by operating activities              233,168        153,714         48,674
---------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Net purchases of and investments in other
   companies (net of cash acquired)                     (7,794)        (8,978)       (16,468)
 Capital expenditures                                  (64,638)       (66,854)       (73,576)
 Other                                                   1,781          5,718          1,222
---------------------------------------------------------------------------------------------
Net cash used by investing activities                  (70,651)       (70,114)       (88,822)
---------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Common stock issued                                   19,546         14,909         20,064
  Treasury stock purchases                             (45,824)      (157,224)        (2,036)
  Net proceeds from issuance of bank loans                  --        169,780             --
  Long-term debt payments                             (119,748)      (114,223)       (40,851)
  Proceeds from issuance of senior bank notes          198,310             --             --
  Net (payments) borrowings on short-term debt         (16,855)       (59,023)        40,965
  Net (payments) proceeds of commercial paper
    borrowings                                        (168,182)        83,146         40,246
  Dividends paid                                       (19,403)       (20,349)       (15,602)
---------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities      (152,156)       (82,984)        42,786
---------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                    157            142             (6)
---------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents               10,518            758          2,632
Cash and cash equivalents at beginning of year          12,228         11,470          8,838
---------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year             $  22,746      $  12,228      $  11,470
---------------------------------------------------------------------------------------------
Supplemental disclosure of cash paid for:
  Interest                                           $  40,207      $  41,519      $  34,454
  Income taxes                                          28,153         55,587         46,683
Non-cash investing activities, acquisition
  of business:
  Fair value of assets acquired                          7,377         20,447         23,336
  Cash paid                                             (7,794)       (17,481)       (16,468)
---------------------------------------------------------------------------------------------
  Liabilities assumed                                $    (417)     $   2,966      $   6,868
---------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                                      a15

                Consolidated Statements of Stockholders' Equity


                                      Common Stock Issued    Additional           Accumulated Other   Treasury Stock
                                      -------------------     Paid In    Retained   Comprehensive     --------------      Unearned
(in thousands, except share data)     Shares       Amount     Capital    Earnings      Losses      Shares      Amount  Compensation
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995          43,125,713   $      216   $  644,377  $ 14,024   $(22,426)      52,506   $  (1,909)   $(9,468)
  Net income                                --           --           --   147,909         --           --          --         --
  Issuance of common stock under
    executive stock agreements           2,000           --            2        --         --           --          --         --
  Issuance of common stock under
    employee stock purchase plan       188,123            1        7,521        --         --           --          --         --
  Other, primarily exercise of
    stock options                      404,017            2       12,468        --         --           --          --         --
  Tax effect of options exercised           --           --        3,393        --         --           --          --         --
  Amortization of unearned
    compensation                            --           --           --        --         --           --          --      2,873
  Issuance of treasury stock, at
    cost                                    --           --           14        --         --       (1,928)         70         --
  Purchase of treasury stock, at
    cost                                    --           --           --        --         --       47,050      (2,036)        --
  Cash dividends on common stock
          ($.36 per share)                  --           --           --   (15,602)        --           --          --         --
  Currency translation adjustment           --           --           --        --     (1,052)          --          --         --
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996          43,719,853   $      219   $  667,775  $146,331   $(23,478)      97,628   $  (3,875)   $(6,595)
  Net income                                --           --           --    47,393         --           --          --         --
  Issuance of common stock under
    executive stock agreements          15,000           --          898        --         --      (25,000)      1,126     (1,984)
  Issuance of common stock under
    employee stock purchase plan       165,369            1        5,557        --         --         (744)         34         --
  Other, primarily exercise of
    stock options                      157,067           --        2,758        --         --     (149,926)      6,495         --
  Tax effect of options exercised           --           --        2,187        --         --           --          --         --
  Amortization of unearned
    compensation                            --           --           --        --         --           --          --      2,614
  Issuance of treasury stock, at
    cost                                    --           --            5        --         --         (469)         19         --
  Purchase of treasury stock, at
    cost                                    --           --           --        --         --    3,507,321    (157,224)        --
  Cash dividends on common stock
    ($.48 per share)                        --           --           --   (20,349)        --           --          --         --
  Currency translation adjustment           --           --           --        --    (23,622)          --          --         --
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997          44,057,289   $      220   $  679,180  $173,375   $(47,100)   3,428,810   $(153,425)   $(5,965)
  Net income                                --           --           --   136,493         --           --          --         --
  Issuance of common stock under
    executive stock agreements, net     32,000           --        1,169        --         --        1,600         212     (1,137)
  Issuance of common stock under
    employee stock purchase plan       225,861            1        7,585        --         --           --          --         --
  Other, primarily exercise of
    stock options                      300,625            2       11,715        --         --           --          --         --
  Tax effect of options exercised           --           --        1,310        --         --           --          --         --
  Amortization of unearned
    compensation                            --           --           --        --         --           --          --      3,500
  Purchase of treasury stock, at
    cost                                    --           --           --        --         --    1,190,640     (45,824)        --
  Cash dividends on common stock
    ($.48 per share)                        --           --           --   (19,403)        --          --           --         --
  Minimum pension liability                 --           --           --        --       (785)         --           --         --
  Currency translation adjustment           --           --           --        --    (10,324)         --           --         --
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998          44,615,775   $      223   $  700,959  $290,465   $(58,209)   4,621,050   $(199,037)   $(3,602)
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

                                      a16

                   Notes to Consolidated Financial Statements


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

York International Corporation (The Company) is a full-line, global designer and manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) equipment with three major product groups: Engineered Systems, Unitary and Refrigeration. The Company markets its products and services throughout the world and its customers range from residential contractors to design builders, contractors and building owners. Sales and related cost of goods sold are recognized primarily based upon shipment of products or performance of services.

Use of Estimates in the Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) or first-in, first-out (FIFO) method.

Unallocated Excess of Costs Over Net Assets Acquired

The unallocated excess of costs over net assets acquired is amortized on a straight-line basis over periods of up to 40 years. Accumulated amortization related to such excess at December 31, 1998 and 1997, is $90.3 million and $79.1 million, respectively. The Company assesses the recoverability or impairment, if any, of the elements of this intangible asset by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations or the long-lived assets to which the unallocated excess is attributed.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings as incurred. Renewals of significant items are capitalized.

Depreciation is computed generally on a straight-line basis over the estimated useful lives of related assets. For income tax purposes, accelerated methods of depreciation are generally used.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Earnings of foreign operations are reinvested in the business and no provision for domestic income tax or foreign withholding tax is made on such earnings until distributed.

Earnings per Share

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" in 1997, which establishes standards for computing and presenting earnings per share. All prior earnings per share amounts have been restated to conform to the provisions of SFAS 128.

The Company's basic earnings per share are based upon the weighted average common shares outstanding during the period. The Company's diluted earnings per share are based upon the weighted average outstanding common shares and common share equivalents.

Postretirement Benefit Plans and Postemployment Benefits

A majority of domestic employees participate in noncontributory pension plans, and substantially all non-U.S. employees participate in contributory or noncontributory pension plans.

                                      a17

The Company has certain postemployment benefits provided to former or inactive employees who are not retirees. These benefits include salary continuance, severance and disability health care. The benefits are accrued over the employee's service period or as an expense at the date of the event triggering the benefit. The Company adopted SFAS No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" in 1998, which revises employers' disclosures about pension and other postretirement benefit plans. All prior disclosures have been restated to conform to the provisions of SFAS 132.

Foreign Currency Translation

The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate experienced during the period. The differences resulting from such translation are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations.

Accounting for Stock-Based Compensation

The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized with respect to such plans other than for restricted stock and performance-based awards. Information related to stock-based compensation awards is presented in note 18 to the consolidated financial statements along with the disclosures required under SFAS 123, "Accounting for Stock-Based Compensation."

Note 2--Financial Instruments

Financial Instruments with Off-Balance-Sheet Risk

In the ordinary course of business the Company enters into various types of transactions that involve contracts and financial instruments with off-balance-sheet risk. The Company enters into these financial instruments to manage financial market risk, including foreign exchange, commodity price and interest rate risk. The Company enters into these financial instruments utilizing over-the-counter as opposed to exchange traded instruments. The Company mitigates the risk that counter-parties to these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions.

Foreign Currency Instruments

Since the Company purchases raw materials and sells finished products in various currencies, the Company is exposed to foreign currency risk. The Company manages its foreign currency transaction risk by hedging the net currency exposures. However, the Company does not hedge certain foreign exchange transaction exposures that are immaterial or are considered to be in currencies highly correlated to the manufacturing entity's currency.

The Company primarily uses foreign currency forward contracts and purchased options. These foreign currency forward and option contracts are matched to firm commitments of foreign currency transactions and effectively fix the sales or purchase price. These contracts are settled in cash upon expiration, with settlement proceeds or payments included in the measurement of the item hedged. The option contracts are purchased in cash and amortized over the contract term. The Company does not hedge firm commitments beyond three years.

Commodity Contracts

Since the Company purchases raw material commodities, it is at risk for fluctuations in the market price of those commodities. In connection with the purchase of major commodities, principally copper and aluminum for anticipated manufacturing requirements, the Company may enter into commodity forward contracts to effectively fix the cost of the commodity. These contracts require cash settlement between the Company and its counter-party to coincide with cash market purchases of the actual commodity. Settlement proceeds or payments are recognized as an adjustment to the cost of the commodity purchased. The Company does not hedge firm commitments beyond three years.

The notional amount and estimated fair value of the Company's hedging contracts are as follows:

                                        1998                     1997
                               -------------------------------------------------
(in thousands)                 Notional       Fair      Notional       Fair
================================================================================
Foreign currency forward
  contracts                     $55,245     $54,629     $31,995     $32,217
Commodity forward contracts      59,842      49,006      39,900      33,616
--------------------------------------------------------------------------------

                                      a18

Other Financial Instruments
The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                      1998                       1997
                              --------------------------------------------------
(in thousands)                Carrying       Fair       Carrying       Fair
================================================================================
Cash and cash equivalents     $022,746     $022,746     $012,228     $012,228
Short-term borrowings           52,583       52,583       69,438       69,438
Long-term debt:
  Commercial paper                  --           --      168,182      168,182
  Bank lines                    41,003       41,003      169,780      169,780
  Senior notes at 6.75%        100,000      102,622      100,000      100,890
  Senior notes at 6.70%        200,000      205,632           --           --
  Other                         21,721       21,721       14,382       14,382
--------------------------------------------------------------------------------

The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity.

Note 3--Receivables

Receivables are as follows:

(in thousands)                                            1998              1997
================================================================================
Customers, trade                                      $554,601          $509,333
Affiliate receivables, trade                            12,538            15,759
Other receivables                                       85,540            48,577
--------------------------------------------------------------------------------
                                                       652,679           573,669
Less allowance for doubtful
  accounts receivable                                   19,911            17,839
--------------------------------------------------------------------------------
  Net receivables                                     $632,768          $555,830
--------------------------------------------------------------------------------

At December 31, 1998 and 1997, $100 million was outstanding under an agreement whereby the Company sold a fractional interest in a defined pool of trade accounts receivable as discussed in note 9.

Note 4--Inventories

Inventories are classified as follows:

(in thousands)                                         1998                 1997
================================================================================
Raw material                                       $177,960             $163,336
Work in progress                                     92,712              110,882
Finished goods                                      266,182              266,896
--------------------------------------------------------------------------------
  Total inventories                                $536,854             $541,114
--------------------------------------------------------------------------------

Inventories valued under the LIFO method comprised approximately 36%, 41% and 40% of the December 31, 1998, 1997 and 1996 totals, respectively. If valued under the FIFO method, inventories would have been greater by $13.1 million at December 31, 1998, $13.8 million at December 31, 1997 and $14.1 million at December 31, 1996.

Note 5--Prepayments and Other Current Assets

The components of prepayments and other current assets are summarized below:

(in thousands)                                               1998           1997
--------------------------------------------------------------------------------
Deferred income tax assets                               $074,394       $069,900
Prepaid insurance                                          19,499         18,972
Other                                                      24,272         23,576
--------------------------------------------------------------------------------
  Total prepayments and other current assets             $118,165       $112,448
--------------------------------------------------------------------------------

                                      a19

     An option will be exercised automatically on the last day of the option period (the "exercise date"), at which time the Company will deduct from the participant's stock purchase account an amount sufficient to purchase up to the number of shares of the Common Stock subject to the participant's option at the option exercise price. The exercise price per share will be equal to 85% of the fair market value of the Common Stock on the grant date or the exercise date, whichever is less. The balance of the participant' account, if any, will be refunded to him promptly after the exercise date.

     All U.S. and most non-U.S. employees of the Company scheduled to work at least 20 hours per week or more than five months during the option term are eligible to purchase shares of the Common Stock under the Purchase Plan through regular payroll deductions (valued in United States dollars) of not less than $5.00 nor more that 10% of their eligible compensation (as defined in the Purchase Plan) per pay period. No options may be granted under the Purchase Plan to an employee who immediately after the granting of an option would own stock of the Company possessing more than 5% of the total combined voting power of all classes of stock of the Company. No participant may be granted an option under the Purchase Plan which would permit his or her rights to purchase shares of Common Stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time the option is granted) for each calendar year in which such option is outstanding. On March 24, 1999, the Company and its consolidated subsidiaries had approximately 16,800 employees, including executive officers, who were eligible to participate in the Purchase Plan.

     An employee's participation in the Purchase Plan shall be terminated when he or she (a) voluntarily withdraws from the Purchase Plan; (b) resigns or is discharged; or (c) retires or dies. Upon such termination, all funds in a participant's account will be refunded without interest, except that upon retirement or death, a participant or his or her legal representative may elect to exercise any outstanding option of the participant. A participant who withdraws from the Purchase Plan shall be eligible to participate again in the Purchase Plan upon expiration of the option period during which he or she withdrew.

     An aggregate of 1,500,000,000 shares of authorized but unissued Common Stock of the Company have previously been reserved for issuance under the Purchase Plan. In the event of a stock dividend or a subdivision, combination or reclassification of the Common Stock, the Board of Directors may, at its option, terminate the Purchase Plan, or the Committee may, at its option, appropriately adjust the maximum number of shares subject to the Purchase Plan. The closing price of the Common Stock on December 31, 1998 was $40.81 (the "Market Price"). Accordingly, the exercise price of the options to purchase shares granted under the Purchase Plan in January 1999 will be the lower of 85% of such amount ($34.69 (the "Plan Price")) or 85% of the closing price on December 31, 1999. The closing price of the Common Stock on March 24, 1999, was $34.375. The benefits or amounts that will be received by any individual under the Purchase Plan in 1999 are not determinable at this time because the December 31, 1999 closing price of the Common Stock could affect the exercise price. In the fiscal year ended December 31, 1998, the aggregate dollar value and number of shares received by all executive officers as a group were $214,180.69 and 5,462, respectively; and the aggregate dollar value and number of shares received by all non-executive officer employees as a group were $8,623,919 and 218,061, respectively. For information regarding certain executive officers, see the Summary Compensation Table.

The Company maintains a $500 million revolving credit facility pursuant to an Amended and Restated Credit Agreement (the Agreement) expiring on July 31, 2002. The Agreement was amended and restated on May 1, 1997. The Agreement provides for borrowings under the facility at LIBOR plus .16% or at specified bid rates and requires a fee of .09%. At December 31, 1998 and 1997, the LIBOR rate was 5.06% and 5.75%, respectively. The Agreement, as amended, contains financial and operating covenants requiring the Company to maintain certain financial ratios and standard provisions limiting leverage, investments and liens. At December 31, 1998 and 1997, no amounts were outstanding under the Agreement.

The Company's non-U.S. subsidiaries maintain bank credit facilities in various currencies that provided for available borrowings of $269.6 million and $245.2 million at December 31, 1998 and 1997, respectively, of which $202.9 million and $175.5 million, respectively, were unused. In some instances, borrowings against these credit facilities have been guaranteed by the Company to assure availability of funds at favorable rates.

During the second quarter of 1997, the Company arranged four separate unsecured bank lines similar to commercial paper. These bank lines provide for total borrowings of $295 million which are expected to be reborrowed in the ordinary course of business. At December 31, 1998 and 1997, the Company had $41.0 million and $169.8 million, respectively, outstanding under these bank lines.

Under a receivables sales agreement entered into in 1992, the Company sold a fractional ownership interest in a defined pool of trade accounts receivable for $100 million in 1998 and 1997. The sold accounts receivable are reflected as a reduction of receivables in the accompanying consolidated balance sheets. Under an Amended and Restated Receivables Sales Agreement entered into on March 26, 1997, the maximum amount of the purchasers' investment is currently $120 million and is subject to decrease based on the level of eligible accounts receivable and restrictions on concentrations of receivables. The discount rate on the receivables sold at December 31, 1998 and 1997 was approximately 5.30% and 5.78%, respectively.

Annual principal payments on long-term debt are as follows for the fiscal years indicated:

(in thousands)
--------------------------------------------------------------------------------
1999                                                                    $  1,572
2000                                                                      11,984
2001                                                                       2,155
2002                                                                      42,935
2003                                                                     100,000
Thereafter                                                               205,650
--------------------------------------------------------------------------------

Interest expense is net of interest income of $3.4 million in 1998, $1.8 million in 1997 and $5.1 million in 1996.

NOTE 10--PROVISION FOR INCOME TAXES

Components of earnings and taxes are as follows:


(in thousands)                        1998               1997               1996
--------------------------------------------------------------------------------
Income before income taxes:
  U.S.                            $153,469           $ 75,893           $196,687
  Non-U.S.                          33,834              2,575              7,776
--------------------------------------------------------------------------------
                                  $187,303           $ 78,468           $204,463
--------------------------------------------------------------------------------

Income tax expense:
  Current:
     U.S. Federal                           $ 47,794      $ 31,383      $ 32,052
     State                                     5,395         1,011         1,762
     Non-U.S.                                 11,893         7,498        12,732
--------------------------------------------------------------------------------
       Total current                          65,082        39,892        46,546
  Deferred                                   (14,272)       (8,817)       10,008
--------------------------------------------------------------------------------
       Total provision for income taxes     $ 50,810      $ 31,075      $ 56,554
--------------------------------------------------------------------------------

                                      a21

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes as a result of the following:

(in thousands)                                 1998          1997          1996
--------------------------------------------------------------------------------
Tax expense at statutory rate              $ 65,556      $ 27,464      $ 71,562
Increase (decrease) resulting from:
  Equity in earnings of
   affiliates/minority interest                (498)         (540)       (1,362)
  Taxes on foreign earnings                 (16,389)        7,466        (4,189)
  State income taxes--current                 3,507           657         1,145
  Purchase accounting adjustments             3,511         3,570        (1,839)
  State income taxes--deferred                  621        (1,421)        1,600
  Export incentives                          (4,122)       (4,776)      (10,378)
  Other                                      (1,376)       (1,345)           15
--------------------------------------------------------------------------------
    Total provision for income taxes       $ 50,810      $ 31,075      $ 56,554
--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

(in thousands)                                                                        1998                1997
--------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful accounts         $  3,625            $  3,891
  Inventories, including uniform capitalization                                     18,359              17,276
  Compensated absences and benefits, principally
    due to accrual for financial reporting purposes                                 12,294               8,983
  Contingencies, due to accrual for financial reporting purposes                     7,860              11,443
  Warranty reserves, due to accrual for financial reporting purposes                23,928              26,995
  Postretirement benefits                                                           54,970              52,671
  Other                                                                             28,556              16,481
--------------------------------------------------------------------------------------------------------------
    Total gross deferred tax assets                                                149,592             137,740
--------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Plant and equipment, due to purchase accounting
    adjustments and differences in depreciation                                     26,337              27,695
  Inventory, due to purchase accounting adjustments                                 15,765              16,150
  Other                                                                              2,291               2,126
--------------------------------------------------------------------------------------------------------------
    Total gross deferred tax liabilities                                            44,393              45,971
--------------------------------------------------------------------------------------------------------------
      Net deferred tax assets                                                     $105,199            $ 91,769
--------------------------------------------------------------------------------------------------------------

Based on the Company's historical and current pre-tax earnings, management believes it is likely the Company will realize the net deferred tax assets.

During 1998, the Internal Revenue Service (IRS) completed its examination of the Company's Federal income tax returns for 1993 and 1994. The Company reached a settlement agreement with the IRS for those years; this settlement did not have a material effect on the Company's financial statements. For the Federal income tax returns for 1987 through 1992, the Company reached a settlement agreement with the IRS during 1996; this settlement did not have a material effect on the Company's financial statements.

Various state and foreign tax returns are under examination by the applicable authorities. The Company does not anticipate any material effect to the Company's financial statements resulting from these examinations.

Domestic income taxes or foreign withholding taxes have not been provided on $124 million and $81 million of undistributed earnings of foreign subsidiaries and affiliates at December 31, 1998 and 1997, respectively. These earnings are considered to be permanently invested in the businesses and, under the tax laws, are not subject to such taxes until distributed as dividends. If the earnings were not considered permanently invested, approximately $7.3 million and $3.0 million of deferred income taxes, consisting of foreign withholding taxes, would have been provided at December 31, 1998 and 1997, respectively. Such taxes, if ultimately paid, may be recoverable as foreign tax credits in the U.S.

                                      a22

NOTE 11--LEASE COMMITMENTS

The Company has non-cancelable leases with terms exceeding one year. At December 31, 1998, rental amounts committed in future years are summarized as follows:

(in thousands)                                                  Operating Leases
--------------------------------------------------------------------------------
1999                                                                     $28,410
2000                                                                      17,019
2001                                                                      12,868
2002                                                                       8,065
2003                                                                       5,937
Thereafter                                                                14,978
--------------------------------------------------------------------------------
   Total                                                                 $87,277
--------------------------------------------------------------------------------

Total rental expense was $32.8 million in 1998, $35.4 million in 1997 and $30.4 million in 1996.

NOTE 12--RESEARCH AND DEVELOPMENT

Total research and development costs charged to expense amounted to $31.2 million in 1998, $30.6 million in 1997 and $28.0 million in 1996.

NOTE 13--CONTINGENT LIABILITIES

Company management believes that various current claims and litigation have been adequately provided for or are covered by insurance. Therefore, the resolution of such matters is not expected to materially affect the Company's financial position or future earnings.

At December 31, 1998, $19.8 million in standby letters of credit and $159.2 million of performance guarantees issued by the Company were outstanding. These items are expected to expire and be replaced with similar items in the normal course of business.

NOTE 14--POSTRETIREMENT BENEFIT PLANS AND POSTEMPLOYMENT BENEFITS

The Company has postretirement benefit plans for certain employees including pension plans and postretirement benefit plans other than pensions, including health and life insurance plans and other postemployment benefits.

The Company and its subsidiaries have a number of noncontributory pension plans covering substantially all employees. Plans covering salaried and management employees provide pension benefits that are based on the employee's compensation during the several years before retirement. Plans covering hourly employees and union members generally provide benefits of stated amounts for each year of service. Contributions to the plans are based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. The Company has an unfunded supplemental benefit plan which was adopted in 1993 to provide certain senior management with supplemental retirement benefits.

The Company has several postretirement health and life insurance plans covering certain employees who were hired before February 1, 1993, who retire under the normal, early or disability retirement provisions of any one of the Company's domestic defined benefit pension plans. Employees who retired prior to February 1, 1993 contribute to the cost of the plans, although the Company pays the majority of the cost. Employees retiring after February 1, 1993 contribute to the cost of the plans based on an indexed service-related premium. Employees hired after February 1, 1993 are not eligible for the plans. The plans are not funded.

                                      a23

The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheets:


                                                                       Pension Benefits                 Other Benefits
                                                                  ----------------------------------------------------------
(in thousands)                                                       1998            1997            1998            1997
----------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
        Benefit obligation at beginning of year                   $(350,416)      $(322,845)      $ (96,569)      $ (87,849)
        Service cost                                                (16,286)        (14,772)         (1,971)         (1,984)
        Interest cost                                               (24,278)        (22,964)         (6,704)         (6,714)
        Actuarial gain                                              (23,522)         (3,057)        (12,366)           (799)
        Plan assumptions                                            (12,377)        (13,274)         (4,319)         (3,482)
        Benefits paid                                                24,892          19,814           6,070           4,259
        Plan amendments                                                (560)           (927)             --              --
        Curtailments                                                    634             726              --              --
        Translation                                                  (2,061)          6,883              --              --
----------------------------------------------------------------------------------------------------------------------------
        Benefit obligation at end of year                         $(403,974)      $(350,416)      $(115,859)      $ (96,569)
----------------------------------------------------------------------------------------------------------------------------
Change in plan assets
        Fair value of plan assets at beginning of year            $ 386,248       $ 340,715              --              --
        Actual return on plan assets                                 62,902          63,535              --              --
        Contributions by employer                                     6,967           7,339           5,781           3,992
        Contributions by plan participants                               --              --             289             265
        Benefits paid                                               (24,892)        (19,814)         (6,070)         (4,257)
        Translation                                                   1,659          (5,527)             --              --
----------------------------------------------------------------------------------------------------------------------------
        Fair value of plan assets at end of year                  $ 432,884       $ 386,248              --              --
----------------------------------------------------------------------------------------------------------------------------
Funded status                                                     $  28,910       $  35,832       $(115,859)      $ (96,569)
Unrecognized prior service cost                                      12,203          12,634           4,421           4,950
Unrecognized (gain) loss                                            (71,473)        (75,007)            677         (16,655)
----------------------------------------------------------------------------------------------------------------------------
Net amount recognized                                             $ (30,360)      $ (26,541)      $(110,761)      $(108,274)
----------------------------------------------------------------------------------------------------------------------------

Amounts recognized in consolidated balance sheets
        Accrued benefit liability                                 $ (33,390)      $ (28,916)      $(110,761)      $(108,274)
        Intangible asset                                              1,859           2,375              --              --
        Accumulated other comprehensive income                        1,171              --              --              --
----------------------------------------------------------------------------------------------------------------------------
Net amount recognized                                             $ (30,360)      $ (26,541)      $(110,761)      $(108,274)
----------------------------------------------------------------------------------------------------------------------------
                                                                         Pension Benefits                 Other Benefits
                                                                  ----------------------------------------------------------
                                                                       1998            1997            1998            1997
----------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions as of December 31
        Discount rate                                                  7.00%           7.25%           7.00%           7.25%
        Expected return on plan assets                                 9.75%           9.75%            --              --
        Rate of compensation increase                                  4.75%           4.75%            --              --
----------------------------------------------------------------------------------------------------------------------------

For measurement purposes an 8% annual rate of increase in the cost of covered health care benefits was assumed for 1998, 6% for 1999 and 2000, and 5.5% thereafter.

                                      a24

Net periodic benefit costs include the following components:

                                                                        Pension Benefits                     Other Benefits
                                                              ---------------------------------------------------------------------
(in thousands)                                                  1998         1997        1996        1998         1997         1996
-----------------------------------------------------------------------------------------------------------------------------------
Components of net periodic benefit cost:
        Service cost--benefits earned
                during the period                             $ 16,286    $ 14,772    $ 13,289     $  1,971    $  1,984    $  2,326
        Interest cost on projected benefit obligations          24,278      22,964      21,497        6,704       6,714       6,708
        Expected return on plan assets                         (37,601)    (32,256)    (26,347)*         --          --          --
        Amortization of prior service cost                       6,851       4,434          --          528         528         528
        Amortization of net (gain) loss                           (304)       (367)         --         (646)       (614)       (574)
        (Increase) decrease due to curtailment/window              (53)        212          --           --          --          --
-----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                     $  9,457    $  9,759    $  8,439     $  8,557    $  8,612    $  8,988
-----------------------------------------------------------------------------------------------------------------------------------

* The 1996 data is not restated, as information is not readily available. The 1996 actual return on plan assets, ($45,390), and net amortization and deferrals, $19,043, are netted on the expected return on plan assets line, ($26,347).

Unrecognized net gains and losses in excess of the corridor are amortized over an average of approximately 13 years, the estimated remaining service period of employees. Net assets of the pension trust consist primarily of stocks and debt securities.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $113.6 million, $110.5 million and $88.4 million, respectively, as of December 31, 1998, and $112.3 million, $106.5 million, and $82.9 million, respectively, as of December 31, 1997.

Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(in thousands)                                                  1% Increase    1% Decrease
-------------------------------------------------------------------------------------------
Effect on total of service and interest cost components           $ 1,800        $ (1,400)
Effect on postretirement benefit obligation                        21,700         (17,300)
-------------------------------------------------------------------------------------------

Salaried and eligible hourly employees of the Company may participate in the York International Corporation Investment Plan by contributing up to 16% of their earnings as pre-tax contributions. Beginning in 1990, the Company contributed 25% of the employee contribution up to a maximum Company contribution of 1% of earnings for all eligible employees. The Company's contributions were approximately $1.5 million in 1998, $1.1 million in 1997 and $0.9 million in 1996.

NOTE 15--SEGMENT INFORMATION

In 1997, the Company reorganized its geographically focused operations into three global business groups. These three global business groups operate in the Heating, Ventilating, Air Conditioning and Refrigeration industry (HVAC&R) and are segmented as the Engineered Systems Group, Unitary Products Group and Refrigeration Products Group.

The Company's Engineered Systems Group (ESG) consists of heating and air conditioning solutions for buildings ranging from small office buildings and fast food restaurants to large commercial and industrial complexes. Engineered Systems air conditioning products include air-cooled and water-cooled chillers, central air handling units, variable air volume units, control equipment to monitor and control the entire system, maintenance and service. ESG manufactures and provides custom design solutions for large systems used in hospitals, office towers, hotels and airports. ESG also supplies specially designed chilled water systems for use on naval and commercial marine vessels.

The Company's Unitary Products Group (UPG) consists of heating and air conditioning solutions for buildings ranging from private homes and apartments to small commercial buildings. Unitary products include ducted central air conditioning and heating systems (air conditioners, heat pumps and furnaces), ductless mini-splits, light commercial heating and cooling equipment, and reciprocating and scroll compressors for original equipment manufacturers and for sale by wholesale distributors.

The Company's Refrigeration Products Group (RPG) consists of screw and reciprocating compressors, condensers, evaporators, heat exchangers, freezers for commercial food freezing, process refrigeration systems, hygienic air distribution systems, gas compression systems and automated plant control systems.

                                      a25

The Company's reorganization was effective for 1997; comparable 1996 information is not readily available and therefore only revenue by business unit has been included. The following table represents the Company's operating results by segment:

(in thousands)                                                                1998                1997                1996
===========================================================================================================================
Sales:
  Engineered Systems Group                                             $ 1,408,091         $ 1,396,436         $ 1,319,306
  Unitary Products Group                                                 1,481,760           1,392,378           1,417,782
  Refrigeration Products Group                                             447,499             447,093             510,399
  Eliminations (1)                                                         (48,149)            (42,250)            (28,953)
---------------------------------------------------------------------------------------------------------------------------
                                                                       $ 3,289,201         $ 3,193,657         $ 3,218,534
---------------------------------------------------------------------------------------------------------------------------
  (1) Eliminations include the following intersegment sales:
  Engineered Systems Group                                             $    12,710         $     7,236         $     5,820
  Unitary Products Group                                                    10,936              12,609                 802
  Refrigeration Products Group                                              24,503              22,405              22,331
---------------------------------------------------------------------------------------------------------------------------
  Eliminations (1)                                                     $    48,149         $    42,250         $    28,953
---------------------------------------------------------------------------------------------------------------------------
Income from operations:
  Engineered Systems Group                                             $   125,170         $   118,278
  Unitary Products Group                                                   140,482             102,724
  Refrigeration Products Group                                              27,420              22,734
  Eliminations, general corporate expenses
    and other non-allocated items                                          (64,368)           (129,734)
---------------------------------------------------------------------------------------------------------------------------
                                                                       $   228,704         $   114,002
---------------------------------------------------------------------------------------------------------------------------
Equity in (earnings) losses of affiliates:
  Engineered Systems Group                                             $    (1,260)        $    (1,402)
  Unitary Products Group                                                     1,103              (3,940)
  Refrigeration Products Group                                                  31                  --
---------------------------------------------------------------------------------------------------------------------------
                                                                       $      (126)        $    (5,342)
---------------------------------------------------------------------------------------------------------------------------
Interest expense, net                                                       41,527              40,876
Income before income taxes                                                 187,303              78,468
Provision for income taxes                                                  50,810              31,075
---------------------------------------------------------------------------------------------------------------------------
Net income                                                             $   136,493         $    47,393
---------------------------------------------------------------------------------------------------------------------------
Total assets:
  Engineered Systems Group                                             $   713,943         $   703,498
  Unitary Products Group                                                   705,068             682,598
  Refrigeration Products Group                                             272,039             237,179
  Eliminations and other non-allocated assets                              415,488             373,023
---------------------------------------------------------------------------------------------------------------------------
                                                                       $ 2,106,538         $ 1,996,298
---------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization expense:
  Engineered Systems Group                                             $    16,871         $    15,679
  Unitary Products Group                                                    26,542              23,363
  Refrigeration Products Group                                               9,502               9,351
  Other non-allocated depreciation and amortization                          4,870               4,383
---------------------------------------------------------------------------------------------------------------------------
                                                                       $    57,785         $    52,776
---------------------------------------------------------------------------------------------------------------------------
Capital expenditures:
  Engineered Systems Group                                             $    28,257         $    23,413
  Unitary Products Group                                                    24,524              25,521
  Refrigeration Products Group                                               9,001              15,095
  Other non-allocated capital expenditures                                   2,856               2,825
---------------------------------------------------------------------------------------------------------------------------
                                                                       $    64,638         $    66,854
===========================================================================================================================

                                      a26

Other non-allocated costs for management reporting include goodwill amortization, certain pension costs, Olympic sponsorship costs, other corporate costs, interest and income taxes. Non-allocated assets primarily consist of prepaid pension expenses, deferred tax assets, goodwill, LIFO inventory reserves, and other corporate assets. For management reporting, intersegment sales are recorded on a cost-plus basis and are recorded at cost by the buying segment. Management performance is based on earnings before interest and taxes
(EBIT) adjusted by a charge for capital.

The Company's sales are 58% to the United States and 42% to non-U.S. countries for 1998 and 1997 and 54% to the United States and 46% to non-U.S. countries in 1996. No single non-U.S. country or single customer accounts for greater than 10% of the Company's sales. Information related to United States and non-U.S. sales to outside customers, based on the location of the assets generating the sales, is as follows:

(in thousands)                             1998            1997             1996
================================================================================
Sales:
  United States                      $2,200,137      $2,155,174       $2,022,581
  Other                               1,089,064       1,038,483        1,195,953
--------------------------------------------------------------------------------
                                     $3,289,201      $3,193,657       $3,218,534
--------------------------------------------------------------------------------

Included in United States sales are export sales of $301.5 million in 1998, $316.3 million in 1997 and $296.7 million in 1996.

The Company's net property, plant and equipment located in the United States was 76%, 78% and 77% and in non-U.S. countries was 24%, 22% and 23% at December 31, 1998, 1997 and 1996, respectively. No single non-U.S. country had greater than 10% of the Company's consolidated net property, plant and equipment.

NOTE 16--CHARGES TO OPERATIONS

During the first and fourth quarters of 1997, the Company recorded charges of $13.4 million and $62.1 million, respectively. The first quarter charge related to the closing of the Houston manufacturing facility and the downsizing of German operations; the fourth quarter charge related to profit improvement initiatives, including closing and streamlining certain operations and rationalization of global distribution and products throughout the world.

NOTE 17--MANUFACTURING OPERATIONS

On February 2, 1998, the Company incurred damage to its Grantley manufacturing facility in York, PA, when tanks used for testing ruptured. The accident caused substantial damage to facilities used in steel cutting and rolling operations and heat exchanger production. The Company has taken a number of measures to limit the disruptions and costs resulting from the accident, including moving production to other Company facilities, outsourcing or subcontracting production of certain components, and establishing temporary production elsewhere at the Grantley location. The Company is rebuilding the facility and fully restoring its production capacity. The Company's rebuilding operations are expected to continue into the second quarter of 1999.

The Company maintains insurance for both property damage and business interruption applicable to its production facilities, including Grantley. The applicable coverage provides for deductibles of $25,000 for property damage and $25,000 for business interruption.

Pursuant to generally accepted accounting principles, the costs of reconstructing and replacing property damaged or destroyed in the accident are recorded in the applicable property accounts, and the difference between the net book value of the assets damaged or destroyed and the related insurance recovery will be included in profit and loss upon settlement. During 1998, the Company recorded credits to cost of goods sold of $25.5 million reflecting insurance coverage for certain incremental expenses and losses included in cost of goods sold as a result of the accident. These amounts represent only a portion of the Company's estimate of the total costs and expenses resulting from the accident which will be included in the Company's claim under business interruption coverage.

During 1998, the Company received payments of $19.4 million and $10.0 million from the insurance company, representing partial payments under property damage and business interruption coverage, respectively. The Company and the insurance company have not agreed on any settlement or partial settlement under the property damage or business interruption coverage. The Company is continuing to accumulate information required to determine the total amount for property damage and business interruption related to the accident for which it will pursue recovery.

                                      a27

Note 18--Stockholders' Equity

The 1992 Employee Stock Purchase Plan authorizes the allocation of 1,500,000 shares of common stock for the Plan. The purchase price of the shares under the Purchase Plan is 85% of the lower of the fair market value of shares at the beginning of the period or end of the period. No compensation expense is recorded in connection with the Plan. In 1998, 1997 and 1996, there were 225,861 shares, 165,169 shares and 188,123 shares, respectively, purchased by employees at a price of $33.63 per share, $33.63 per share and $39.95 per share, respectively.

During May 1997 and February 1999, amendments to the 1992 Omnibus Stock Plan were approved. The amended and restated 1992 Omnibus Stock Plan authorizes the issuance of up to 7,880,000 shares of the Company's common stock under stock option or restricted share awards, of which up to 3% of the total outstanding shares are available for restricted share awards. The exercise price of stock options granted under the Plan is equal to the fair market value of the shares on the date the option is granted. The restricted shares are granted at a price determined by the Board of Directors. In 1998, 1997 and 1996 under the 1992 Omnibus Stock Plan, key employees were awarded 32,000, 40,000 and 2,000 shares, respectively, of restricted common stock generally vesting over four years. Accordingly, unearned compensation of $1.1 million and $2.0 million was recorded as a charge to equity in 1998 and 1997, respectively, which is being amortized over the vesting period.

Changes in the number of shares under the stock options plan are as follows:

                                                 1998                        1997                          1996
                                     ------------------------------------------------------------------------------------------
                                                 Weighted Average                 Weighted Average             Weighted Average
                                        Shares    Exercise Price     Shares        Exercise Price    Shares     Exercise Price
===============================================================================================================================
Outstanding, January 1,              2,776,367       $  42.50      2,365,859         $  39.97      1,976,778       $  35.14
   Granted                             797,415          43.11        829,143            45.43        818,390          46.91
   Exercised                          (300,625)         39.05       (306,993)           30.24       (404,017)         29.97
   Canceled                           (175,935)         42.87       (111,642)           44.36        (25,292)         46.68
-------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31,            3,097,222          42.97      2,776,367            42.50      2,365,859          39.97
Exercisable, December 31,            2,289,257       $  42.91      1,952,454         $  41.30      1,551,061       $  36.45
Available, December 31,                222,405                       884,175                         389,416
-------------------------------------------------------------------------------------------------------------------------------

The exercise price of options outstanding and those exercised under the stock option plans is $31.75 to $33.75 per share for 1992 grants, $34.25 to $40.00 per share for 1993 grants, $35.75 to $39.00 per share for 1994 grants, $38.25 to $46.00 per share for 1995 grants, $46.00 to $54.88 per share for 1996 grants, $44.63 to $49.63 per share for 1997 grants and $33.13 to $49.50 per share for 1998 grants. The weighted average remaining contractual life for options outstanding at December 31, 1998 is 7.26 years.

In 1997 and 1999, the Board of Directors authorized the Company to purchase up to 6.0 million and 2.5 million shares, respectively, of its Common Stock over four years to fund the Company's Employee Stock Purchase Plan and the Amended and Restated 1992 Omnibus Stock Plan. The stock purchases will be made from time to time on the open market. Under the program, 1.1 million and 3.4 million shares were repurchased on the open market in 1998 and 1997, respectively.

The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock and performance-based awards. Had compensation cost for the Company's other stock option and employee stock purchase plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

(in thousands, except per share data)           1998         1997         1996
================================================================================
Net earnings--as reported                 $   136,493   $    47,393  $   147,909
Net earnings--pro forma                       126,241        38,471      137,765
Diluted earnings per share--as reported          3.36          1.10         3.37
Diluted earnings per share--pro forma            3.11          0.89         3.13
--------------------------------------------------------------------------------

                                      a28

The per share weighted average fair value of the options granted during 1998, 1997, and 1996 is estimated as $16.66, $18.04 and $18.30, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 1.1% in 1998 and 1.0% in 1997 and 1996; volatility of 27.5%, 27.2% and 18.6% in 1998, 1997 and 1996, respectively; risk-free interest rate of 5.7%, 6.6% and 6.4% in 1998, 1997 and 1996, respectively, and an expected life of 7.7 years in 1998 and 7.0 years in 1997 and 1996.

Pro forma net income reflects only options granted after 1994. Therefore, the full impact of calculating compensation costs for stock options granted prior to January 1, 1995 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995 is not considered. Because the determination of fair value of all options granted includes variable factors, including volatility, and because additional option grants are expected to be made each year, the above proforma disclosures are not representative of proforma effects of reported net income for future years.

Note 19--Earnings per Share Reconciliation of Shares Outstanding

Net income as set forth in the statements of operations is used in the computation of basic and diluted earnings per share information. Reconciliations of shares used in the computations of earnings per share are as follows:

(in thousands)                                            1998     1997     1996
================================================================================
Weighted average common shares outstanding used
  in the computation of basic earnings per share        40,402   42,550   43,136
Effect of dilutive securities:
  Non-vested restricted shares                             132      167      205
  Stock options                                             88      323      609
--------------------------------------------------------------------------------
Weighted average common shares and equivalents used
  in the computation of diluted earnings per share      40,622   43,040   43,950
--------------------------------------------------------------------------------

                                      a29

                   Summary of Quarterly Results (unaudited)

(in thousands, except per share data)   First Quarter   Second Quarter  Third Quarter   Fourth Quarter
======================================================================================================
1998
  Net sales                                 $ 741,988        $ 888,481      $ 810,355        $ 848,377
  Gross profit                                157,032          194,839        183,781          187,284
  Net income                                   14,664           42,307         47,254           32,268
  Earnings per share:
     Basic                                        .36             1.04           1.17              .81
     Diluted                                      .36             1.03           1.16              .81
1997
  Net sales                                 $ 800,767        $ 884,397      $ 749,780        $ 758,713
  Gross profit                                163,735          189,397        159,795          123,299
  Net income (loss)                            14,860           42,202         23,785          (33,454)(a)
  Earnings (loss) per share:
     Basic                                        .34              .98            .56             (.81)(a)
     Diluted                                      .34              .97            .55             (.81)(a)
-------------------------------------------------------------------------------------------------------

(a) During the fourth quarter of 1997, the Company recorded a charge to operations of $62.1 million related to global manufacturing rationalization, and rationalization of products and distribution.

                        Trading and Dividend Information

                                                                      Dividends
                                                      High       Low   Declared
================================================================================
1998
  Fourth quarter                                 $43 9/16    $27 1/2       $.12
  Third quarter                                   46 11/16    31 5/8        .12
  Second quarter                                  52 3/4      40 3/4        .12
  First quarter                                   46 1/2      34 3/8        .12

1997
  Fourth quarter                                 $47 3/8     $39 5/16      $.12
  Third quarter                                   49 7/16     41 3/4        .12
  Second quarter                                  50 5/8      38 5/8        .12
  First quarter                                   54 3/8      42 5/8        .12
--------------------------------------------------------------------------------

                                      a30

            Investor and Stockholder Information, and Corporate Data


Investor and Stockholder Information

Stockholder Inquiries

Questions concerning your account, dividend payments, address changes, consolidation of duplicate accounts, lost certificates and related matters should be addressed to York International Corporation's transfer agent:

  Chase Mellon Shareholder Services, L.L.C.
  85 Challenger Road
  Ridgefield Park, NJ 07660
  1-800-851-9677
  http://www.cmssonline.com

Dividend Policy

The declaration and payment of quarterly dividends is made at the discretion of York's Board of Directors. The dividend is reviewed by the board quarterly. York has paid quarterly dividends on its common shares without interruption since going public in 1991.

Direct Deposit of Dividends

Stockholders who would like their dividends directly deposited in a U.S. bank account should contact the transfer agent at the above address for an enrollment form.

Dividend Reinvestment Program

An automatic dividend reinvestment plan is available to all stockholders of record. Dividends can be automatically reinvested in York common stock. Participants also may add cash for the purchase of additional shares. For more information, contact Chase Mellon Shareholder Services, L.L.C., at (800) 437-6726.

Investor Relations Program

York International has an active investor relations program directed to both individual and institutional investors. The Company's investor relations mission is to maintain an ongoing awareness of the Company's performance among its stockholders and the financial community. The Company welcomes inquiries from its investors, large or small, as well as from members of the financial community. For further information, contact:

  Investor Relations Department
  York International Corporation
  P.O. Box 1592-364B
  York, PA 17405-1592
  Telephone: (717) 771-7409
  Fax: (717) 771-7381

About York's Shareholders

At year-end, the Company had approximately 5,000 registered shareholders. Approximately 10% of the Company shares were held by individual investors. The Company shares were also held by about 150 institutions. At year-end, there were approximately 3,800 employee shareholders participating in the York International Employee Stock Purchase Plan, for an estimated 22% enrollment of eligible employees.

Corporate Data

Corporate Offices
Street Address:
  York International Corporation
  631 South Richland Avenue
  York, PA 17403

Mailing Address:
  York International Corporation
  P.O. Box 1592
  York, PA 17405-1592
  Telephone: (717) 771-7890
  Fax: (717) 771-7381

Additional Information

Stockholder, financial and other information about York is available from several sources. The Company's 10K Report, 10Q and Quarterly Reports to Stockholders are available through the Company's automated telephone system by dialing (717) 771-7409.

You can also request these publications by writing:

  Stockholder Relations
  York International Corporation
  P.O. Box 1592-364B
  York, PA 17405-1592
  Fax: (717) 771-7381
  E-mail: investor@York.com

York news releases, including earnings announcements, are available by fax 24 hours a day through Company News On-Call at (800) 758-5804. The York extension is 992638.

You can access financial and other information, such as quarterly press releases on earnings and product announcements, through the Internet. To connect to York's website, set your browser software to:

http://www.york.com

Stock Exchange Listing
The New York Stock Exchange

Stock Trading Symbol
YRK

                                      a31

                              Board of Directors

ROBERT N. POKELWALDT
Chairman of the Board and
Chief Executive Officer

MALCOLM W. GAMBILL
Retired Chairman and Chief Executive
Officer of Harsco Corporation
Member of the Compensation Committee

ROBERT F. B. LOGAN
Retired Chairman and Chief Executive
Officer of Banc One Arizona Corporation
Member of the Compensation
Committee

GERALD C. MCDONOUGH
Private Business Consultant
Retired Chairman and Chief Executive
Officer of Leaseway Holdings, Inc.
Chairman of the Audit and Finance
Committee

DONALD M. ROBERTS
Retired Vice Chairman and Treasurer of
United States Trust Company of New York
and its parent, U.S. Trust Corporation
Member of the Audit and Finance
Committee

JOHN R. TUCKER
President and Chief Operating Officer

JAMES A. URRY
Vice President of Citicorp Venture
Capital, Ltd.
Member of the Compensation Committee

JOHN E. WELSH, III
Vice Chairman of Mobile
Telecommunications Technologies
Corporation
Member of the Audit and Finance
Committee

WALTER B. WRISTON
Private Business Consultant
Retired Chairman and Chief Executive
Officer of Citicorp
Chairman of the Compensation Committee


                                   Officers

ROBERT N. POKELWALDT
Chairman of the Board and
Chief Executive Officer

JOHN R. TUCKER
President and Chief Operating Officer

STUART R. AMOS
Vice President and President of
Unitary Products Group

WILLIAM G. COWLES, JR.
Vice President and President of
Refrigeration Products Group

JOSEPH D. SMITH
Vice President of Manufacturing Operations

PETER C. SPELLAR
Vice President and President of
Engineered Systems Products Group

MICHAEL R. YOUNG
Vice President and President of
Bristol Compressors

JANE G. DAVIS
Vice President, Secretary and
General Counsel

WAYNE J. KENNEDY
Vice President, Human Resources

HELEN S. MARSTELLER
Vice President, Investor Relations and
Corporate Communications

MARK V. STANGA
Vice President, Government Affairs

BENSON K. WOO
Vice President and Chief Financial Officer

CHARLES F. CARGILE
Controller

JAMES P. CORCORAN
Treasurer



The trademarks AIR PRO; BRISTOL; FRASER-JOHNSTON; GUARDIAN; LUXAIRE; ACUAIR; FRICK; FRIGIDCOIL; IMECO; NORTHFIELD; RECO and YORK are registered in the United States Patent and Trademark Office by York International Corporation or its affiliates. AEROMASTER; COLEMAN-EVCON; GRAM REFRIGERATION; RECOLD; RITE COIL; TWIN SCREW AND YORK FOOD SYSTEMS are trademarks of York International Corporation or its affiliates.

                                      a32